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TABLE OF CONTENTS

Exhibit (a)(1)

Mandatory publication pursuant to sections 27 (3) cl. 1, 14 (3) cl. 1 of the German Securities
Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG)

REASONED STATEMENT
(BEGRÜNDETE STELLUNGNAHME)

OF THE MANAGEMENT BOARD AND THE SUPERVISORY BOARD OF

AIXTRON SE

Dornkaulstraße 2, 52134 Herzogenrath
Federal Republic of Germany

pursuant to section 27 (1) of the German Securities Acquisition and Takeover Act

on the

Voluntary Public Takeover Offer (Cash Offer)

by

GRAND CHIP INVESTMENT GMBH

c/o Paul Hastings (Europe) LLP
Siesmayerstr. 21, 60323 Frankfurt am Main
Federal Republic of Germany

to the shareholders of

AIXTRON SE

to acquire all outstanding no-par value registered shares in this company

AIXTRON Shares: ISIN DE000A0WMPJ6
AIXTRON ADSs: ISIN US0096061041: CUSIP 009606104
AIXTRON Tendered Shares: ISIN DE000A2BPYT0
AIXTRON Subsequently Tendered Shares: ISIN DE000A2BPSF1

6.3	Recent and Historical Market Prices of the AIXTRON Shares	33
6.4	Research Analysts' Target Share Prices	33
6.5	Fairness Opinion Provided by J.P. Morgan	34
	(a) Public Trading Multiples Analysis	36
	(b) Discounted Cash Flow Analysis	37
	(c) Miscellaneous	38
6.6	Assessment of the Adequacy of the Offer Consideration	39
7.	Objectives Pursued by the Bidder and Effects on AIXTRON and its Employees	39
7.1	Future Business Activities, Assets and Obligations of AIXTRON	39
7.2	Corporate Governance	40
7.3	Organizational Structure and Headquarters	41
7.4	Strengthening of Workforce and Employees	41
7.5	Protection of IP and Customer Data	41
7.6	Possible Structural Measures	42
7.7	Financing of the Takeover Offer	42
7.8	Tax Consequences for AIXTRON	43
7.9	Assessment of the Objectives Pursued by the Bidder and the Consequences of a Successful Takeover for AIXTRON and the Employees, Employee Representations and Employment Conditions within AIXTRON Group	44
8.	Effects on AIXTRON Shareholders	45
8.1	Effects on Shareholders Accepting the Takeover Offer	46
8.2	Effects on Shareholders Not Accepting the Takeover Offer	47
9.	Interest in Securities of the Subject Company	49
10.	Intentions of the Members of the Management Board and the Supervisory Board to Accept the Takeover Offer	50
11.	The Solicitation or Recommendation	50
11.1	Recommendation of the Management Board and Supervisory Board	50
11.2	Reasons for the Recommendation	50

STATEMENT

1.     General Information about this Statement

        On 29 July 2016, Grand Chip Investment GmbH, with its registered office at c/o Paul Hastings (Europe) LLP, Siesmayerstraße 21, 60323 Frankfurt am Main, Germany, registered with the commercial register of the Local Court (Amtsgericht) of Frankfurt am Main, Germany, under HRB 104996, (the Bidder) published in accordance with sec. 34, 14 (2) and (3) of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG) (the German Takeover Act) an offer document within the meaning of sec. 11 of the German Takeover Act (the Offer Document), which has also been filed with the U.S. Securities and Exchange Commission as an exhibit to its Tender Offer Statement on Schedule TO, for its voluntary public takeover offer (the Takeover Offer) to the shareholders of AIXTRON SE, Dornkaulstraße 2, 52134 Herzogenrath, Germany, registered with the commercial register (Handelsregister) of the Local Court (Amtsgericht) of Aachen under HRB 16590 (AIXTRON or the Subject Company, together with its subsidiaries AIXTRON Group).

        The Bidder has offered to acquire all no-par value registered shares in AIXTRON (collectively, the AIXTRON Shares and each an AIXTRON Share), including all AIXTRON Shares represented by American Depositary Shares (collectively, the AIXTRON ADSs and each an AIXTRON ADS), which may be evidenced by American Depositary Receipts (collectively, the AIXTRON ADRs and each an AIXTRON ADR), (the shareholders of AIXTRON, including holders of AIXTRON ADSs, being the AIXTRON Shareholders) at a price of EUR 6.00 per AIXTRON Share, in cash (the Transaction).

        The Bidder submitted the Offer Document to the management board (Vorstand) of AIXTRON (the Management Board) on 29 July 2016, which on the same day forwarded it to the supervisory board of AIXTRON (the Supervisory Board) as well as the works council of AIXTRON.

        The Management Board and the Supervisory Board have carefully examined the Takeover Offer and issue the following joint reasoned statement (begründete Stellungnahme) (the Statement) in accordance with sec. 27 (1) of the German Takeover Act thereon. On 9 August 2016, the Management Board and the Supervisory Board each unanimously approved this Statement.

1.1   Legal Basis of this Statement

        Pursuant to sec. 27 (1) cl. 1 of the German Takeover Act, the management board and the supervisory board of a subject company are each obliged to provide a reasoned statement (begründete Stellungnahme) regarding any takeover offer by a bidder and any amendments thereto. Pursuant to sec. 27 (1) cl. 2 of the German Takeover Act, said reasoned statement has to include statements on (i) the amount and form of the consideration offered, (ii) the consequences of a successful takeover for the subject company and its employees, employee representations, employment conditions and sites, (iii) the objectives pursued by the bidder, and (iv) the intentions of the members of the management board and the supervisory board of the subject company to accept the offer and tender their shares, if and to the extent they are shareholders of the subject company. Pursuant to sec. 27 (2) of the German Takeover Act, the works council (Betriebsrat) of a subject company may submit its written comments on the takeover offer to the management board of the subject company. Such reasoned statement may be issued jointly by the management board and the supervisory board of the subject company. The Management Board and the Supervisory Board of AIXTRON have decided to issue a joint statement. In addition, the works councils of AIXTRON have submitted a written statement in connection with the Takeover Offer, a copy of which is attached to this Statement as Exhibit 3.

        This Statement is issued in accordance with the laws of the Federal Republic of Germany. Furthermore, in accordance with the laws of the United States of America (the United States or the U.S.), the Management Board and the Supervisory Board will file this Statement with the U.S. Securities and Exchange Commission (the SEC) as an exhibit to its Solicitation/Recommendation

Statement on Schedule 14D-9 (the Schedule 14D-9) in accordance with Rule 14d-9 and Rule 14e-2 promulgated under the U.S. Securities Exchange Act of 1934 (as amended, and together with the rules and regulations promulgated thereunder, the U.S. Exchange Act).

1.2   Factual Basis of this Statement

        All information, expectations, forecasts, assessments, forward-looking statements and declarations of intent in this Statement are based on information available to the Management Board and the Supervisory Board at the time of publication of this Statement and reflect their assessment and intentions at that time, which may change after the date of publication of this Statement.

        Such declarations or statements are characterized by terms such as "expect", "believe", "is/are of the opinion", "hold", "intend", "estimate", "assume", "attempt", "plan", "endeavor". The Management Board and the Supervisory Board will update this Statement only to the extent that they are required to do so under applicable law. Date and time designations made in this Statement, unless stated otherwise, refer to the applicable local time in Frankfurt am Main, Germany. To the extent terms such as "currently", "for the time being", "at the moment", "now", "at present" or "today" or similar terms are being used in this Statement, they refer to the date of publication of this Statement, unless stated otherwise.

        Unless and to the extent expressly stated otherwise, the information about the Bidder, its affiliated companies, the persons acting jointly with the Bidder and, in particular, the information on intentions of the Bidder are exclusively based on the information contained in the Offer Document, the agreement between the Bidder and AIXTRON on the business combination of AIXTRON and the Bidder which was concluded on 23 May 2016 (the Business Combination Agreement), and other publicly available information.

        To the extent that this Statement makes reference to, cites, or repeats the Offer Document, these are mere references by which the Management Board and the Supervisory Board neither adopt the Offer Document as their own nor assume any liability for the correctness or completeness of the Offer Document. The Management Board and the Supervisory Board are also not able to verify the statements made and the intentions stated by the Bidder (in the Offer Document or otherwise), nor can they influence the implementation of such intentions. The Management Board and the Supervisory Board point out that the intentions of the Bidder may change at a later point in time.

1.3   Publication of this Statement

        This Statement—as well as any additional statements on any amendments to the Takeover Offer—will be published on the Internet pursuant to sec. 27 (3) and sec. 14 (3) cl. 1 of the German Takeover Act at www.aixtron.com. Copies thereof may be obtained free of charge from AIXTRON at Dornkaulstraße 2, 52134 Herzogenrath (tel. +49 2407 9030-444, fax +49 2407 9030-445, e-mail: invest@aixtron.com). The availability of any documents will be announced in the Federal Gazette (Bundesanzeiger). This Statement is published both in German and in English. For questions regarding this Statement you may call the information hotline at +49 2407 9030-444 (this call will be charged).

        The English version of this Statement will be included as an exhibit to the Schedule 14D-9 to be filed by AIXTRON with the SEC. Investors will be able to obtain for free the Schedule 14D-9, including the exhibits thereto and other documents filed with the SEC, at the SEC's web site www.sec.gov. Copies of the Schedule 14D-9 may also be obtained free of charge from AIXTRON at AIXTRON Inc., 1139 Karlstad Drive, Sunnyvale, CA 94089, United States (tel. +1 408 747-7140, e-mail: a.su@aixtron.com in the U.S.). The Schedule 14D-9 will also be published on the internet at www.aixtron.com. In addition, AIXTRON intends to mail this Statement to holders of AIXTRON ADSs.

1.4   Independent Review and Decision by AIXTRON Shareholders

        The Management Board and the Supervisory Board point out that the description of the Takeover Offer contained in this Statement is not intended to be complete and that with regard to the terms and conditions of the Takeover Offer, solely the provisions of the Offer Document shall be authoritative. Shareholders of AIXTRON should read the Offer Document carefully, as it contains information that is important to them. Shareholders are responsible for making their own decisions regarding the Takeover Offer and, if they choose to accept the Takeover Offer, for complying with the terms and conditions set forth in the Offer Document.

        The Bidder has published the Offer Document in German as well as an English translation of the Offer Document on the internet at http://www.grandchip-aixtron.com and holds them for distribution free of charge in Germany at Deutsche Bank AG, GSS/Issuer Services, Post-IPO Services, Taunusanlage 12, 60325 Frankfurt am Main, Germany, fax +49 (0) 69 910-38794, e-mail: dct.tender-offers@db.com, and in the U.S. at D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, United States, tel. + 1 (877) 478-5043 (toll-free in the United States), e-mail: AIXG@dfking.com, respectively.

        The Management Board and the Supervisory Board further highlight that they are unable to verify whether the AIXTRON Shareholders, in accepting the Takeover Offer, are acting in accordance with all legal obligations which may apply to such shareholders individually. The Management Board and the Supervisory Board recommend that all persons who obtain the Offer Document from outside the Federal Republic of Germany or the United States, or who wish to accept the Takeover Offer but are subject to securities laws of any jurisdictions other than the Federal Republic of Germany or the United States, inform themselves of, and comply with, such laws.

        For a general summary of possible tax consequences for AIXTRON Shareholders in Germany and abroad, please refer to Section 19 of the Offer Document. The Management Board and the Supervisory Board point out that they do not, and are unable to, provide an assessment as to the tax consequences for any individual shareholder, including whether, due to an acceptance or non-acceptance of the Takeover Offer, AIXTRON Shareholders may suffer tax losses (in particular with regard to capital gains tax) or lost tax gains. The Management Board and the Supervisory Board recommend that shareholders, prior to taking a decision as to whether to accept or not to accept the Takeover Offer, obtain professional tax advice as to their individual tax positions.

1.5   Implementation of the Takeover Offer Pursuant to the German Takeover Act and the U.S. Exchange Act

        The Takeover Offer is being implemented in accordance with German law and the provisions of the securities laws of the United States, including the applicable rules and regulations promulgated under the U.S. Exchange Act. In order to reconcile certain areas where German law and U.S. law conflict, the Bidder has requested relief from the staff of the SEC, as further described in Section 20 of the Offer Document.

1.6   Special Information for AIXTRON Shareholders in the United States

        The Takeover Offer refers to shares of a German company and is subject to the legal provisions of Germany regarding the implementation and disclosure requirements for such an offer, which differ substantially from the corresponding legal provisions of the United States. For example, certain financial information included or described in the Offer Document has been determined in accordance with the International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board and may therefore not be comparable to financial information for U.S. companies and other companies whose financial information is determined in accordance with the Generally Accepted Accounting Principles of the United States (U.S. GAAP). Furthermore, the payment and settlement procedure with respect to the Takeover Offer will comply with the relevant German rules, which differ from payment and settlement procedures customary in the United States, particularly with regard to the payment date of the consideration. For details regarding the German and U.S. payment and settlement procedures, please refer to Section 11.1 and Section 11.2 of the Offer Document.

        After having granted a four-week extension to 18 July 2016 of the period for filing the Offer Document pursuant to sec. 14 (1) cl. 3 of the German Takeover Act the Bundesanstalt für Finanzdienstleistungsaufsicht (BaFin), the German regulatory authority overseeing this Transaction, has approved the publication of the German Offer Document on 29 July 2016, but has neither reviewed nor approved the English translation of the Offer Document. Neither the SEC nor any state securities commission in the United States has approved or disapproved the Takeover Offer or passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in the Offer Document or any other documentation relating to the Takeover Offer.

        The enforcement by AIXTRON Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that AIXTRON is a corporation existing under the laws of Germany and that a majority of its officers and directors are not residents of the United States. AIXTRON Shareholders in the United States may not be able to sue AIXTRON or its officers or directors in a foreign court for violation of United States securities laws. It may be difficult to compel such parties to subject themselves to the jurisdiction of a court in the United States or to enforce judgment obtained from a court of the United States.

2.     Information about the Subject Company, the Bidder and the Takeover Offer

2.1   Information about the Subject Company

(a)
Legal Foundations, Corporate History and Business

AIXTRON is a stock corporation in the form of a European Company (Societas Europaea, SE) having its registered seat in Herzogenrath, Germany, and being registered with the commercial register (Handelsregister) of the Local Court (Amtsgericht) of Aachen under number HRB 16590. AIXTRON's principal executive offices are located at Dornkaulstr. 2, 52134 Herzogenrath, Germany (tel. +49 2407 9030-0, fax +49 2407 9030-40, e-mail: info@aixtron.com).

AIXTRON is a leading provider of deposition equipment to the semiconductor industry. AIXTRON's technology solutions are used by a diverse range of customers worldwide to build advanced components for electronic and optoelectronic applications based on compound, silicon, or organic semiconductor materials. Such components are used in displays, signaling, lighting, fiber optic communication systems, wireless and mobile telephony applications, optical and electronic storage devices, computing, as well as a range of other leading-edge applications.

AIXTRON's business activities include developing, producing and installing equipment for the deposition of semiconductor and other complex materials, process engineering, consulting and training, including ongoing customer support and after-sales service.

AIXTRON supplies its customers with both production-scale material deposition systems and small scale systems for Research & Development or small-scale production. Demand for AIXTRON's products is driven by increased processing speed, improved efficiency, energy storage and energy efficiency requirements and the necessity to reduce the cost of ownership for current and emerging microelectronic and optoelectronic components. The ability of AIXTRON's products to precisely deposit thin material films and the ability to control critical surface dimensions in these components, enables manufacturers to improve performance, yield and quality in the fabrication process of advanced microelectronic and optoelectronic devices.

  AIXTRON's product range includes customer specific systems capable of depositing material films on a diverse range of different substrate sizes and materials. The deposition technologies for opto and power electronics include metal-organic chemical vapor deposition MOCVD for the deposition of compound materials to produce for instance Light Emitting Diodes (LEDs), power electronics or other optoelectronic components. For thin film deposition technologies for organic electronics applications including OLEDs, AIXTRON offers Polymer Vapor Phase Deposition (PVPD®) and Organic Vapor Phase Deposition (OVPD®). For thin film encapsulation, AIXTRON offers a Plasma Enhanced Chemical Vapor Phase Deposition (PECVD) technology. PECVD is also being employed for the deposition of complex Carbon Nanostructures (Carbon Nanotubes, Nanowires or Graphene). For logic and memory applications, AIXTRON systems are capable of depositing material films on wafers of up to 300mm in diameter for the production of memory chips, by employing technologies such as: Chemical Vapor Deposition (CVD) and Atomic Layer Deposition (ALD). Additionally, MOCVD technology is applied to deposit compound materials for the development of future logic devices.

  In the financial year having ended on 31 December 2015, 60 per cent of the total revenues were generated in Asia, 22 per cent of the total revenues were generated in the Americas and the remaining 18 per cent in Europe.

  A list of AIXTRON's subsidiaries is attached hereto as Exhibit 1.

(b)
Share Capital, Shareholder Structure and Listings

(i)
Share Capital, Authorizations to Issue Shares, Contingent Capital, Authorization to Purchase and Use Treasury Shares

The share capital of AIXTRON amounts to EUR 112,737,030.00 and is divided into 112,737,030 no-par value registered shares, each share representing a portion of the share capital of EUR 1.00 per share (see notification of total number of voting rights pursuant to sec. 26a of the German Securities Trading Act (Wertpapierhandelsgesetz, WpHG) issued on 30 June 2016).

Article 4 (2.1) of the Articles of Association of AIXTRON dated 20 January 2016 (the AIXTRON AoA) provides that the Management Board shall be authorized, with the approval of the Supervisory Board, to increase the share capital on one occasion or in partial amounts on several occasions in the period to 13 May 2019 by up to a total of EUR 45,883,905.00 against cash contributions and/or contributions in kind by issuing new registered no-par value shares (Authorised Capital 2014).

Article 4 (2.2) of the AIXTRON AoA provides that the Management Board shall be authorized, with the approval of the Supervisory Board, to increase the share capital on one occasion or in partial amounts on several occasions in the period to 15 May 2017 by up to a total of EUR 10,422,817.00 against cash contributions by issuing new registered no-par value shares (Authorised Capital 2012).

Article 4 (2.3) of the AIXTRON AoA provides that the share capital is conditionally increased by up to EUR 1,926,005.00 by issuing up to 1,926,005 new no-par value registered shares. This conditional capital increase serves the purpose of granting options to members of the Management Board and employees of AIXTRON and to members of the management and employees of affiliated companies under the AIXTRON's stock option plans resolved by the general meeting on 26 May 1999.

Article 4 (2.4) of the AIXTRON AoA provides that the share capital is conditionally increased by up to EUR 40,715,810.00 by issuing up to 40,715,810 new registered no-par value shares carrying dividend rights from the beginning of the fiscal year in which they are issued

    (Contingent Capital I 2012). The contingent capital serves the purpose of granting shares to the holders or creditors of bonds with warrants and/or convertible bonds which will be issued against cash contributions by AIXTRON or any company in which AIXTRON owns a majority interest, either directly or indirectly, based on the authorization granted by the general meeting on 16 May 2012.

    Article 4 (2.5) of the AIXTRON AoA provides that the share capital is conditionally increased by up to EUR 463,888.00 by issuing up to 463,888 new no-par value registered shares. This conditional capital increase serves the purpose of granting options to members of the Management Board and members of the management of affiliated companies as well as to employees of AIXTRON and of affiliated companies under the stock option plan in accordance with the general meeting's resolution of 22 May 2002 (Stock Option Plan 2002).

    Article 4 (2.6) of the AIXTRON AoA provides that the share capital is conditionally increased by up to EUR 2,872,638.00 by issuing up to 2,872,638 new no-par value registered shares (Contingent Capital II 2007). The contingent capital serves the purpose of securing subscription rights arising from share options which will be issued by the AIXTRON under the Stock Option Plan 2007 until and including 21 May 2012 based on the authorization granted by the general meeting on 22 May 2007.

    Article 4 (2.7) of the AIXTRON AoA provides that the share capital is conditionally increased by up to EUR 4,208,726.00 by issuing up to 4,208,726 new no-par value registered shares (Contingent Capital II 2012). The contingent capital serves the purpose of securing subscription rights arising from share options which will be issued by AIXTRON under the Stock Option Plan 2012 until and including 15 May 2017 based on the authorization granted by the general meeting on 16 May 2012 (Stock Option Plan 2012).

    Based on the authorization granted by the general meeting on 14 May 2014, AIXTRON is, in accordance with sec. 71 (1) no. 8 of the German Stock Corporation Act (Aktiengesetz, AktG), authorized to purchase treasury shares in the period to 13 May 2019 representing up to ten (10) per cent of the share capital existing at the time the resolution was adopted. The authorization also provides the conditions under which the Management Board or the Supervisory Board may use treasury shares purchased on the basis of this authorization. In accordance with this authorization, AIXTRON is allowed to issue its treasury shares to members of the Management Board as a component of their variable remuneration.

    As of 30 June 2016, AIXTRON held 1,138,572 treasury shares (the Treasury Shares). 59,647 of the Treasury Shares are being held by AIXTRON on behalf of Martin Goetzeler, CEO and Chairman of the Management Board, resulting from bonuses granted in shares for the fiscal years 2013 and 2014 (the CEO Treasury Shares). The CEO Treasury Shares will be deferred until the third bank working day following the ordinary General Meeting in 2017 and 2018, respectively.

    The remaining Treasury Shares (1,078,925) were acquired and are currently being held by the trust set up in connection with the acquisition of AIXTRON, Inc. (formerly: Genus, Inc.) (the Genus Trust) in 2000 for the benefit of employees of former Genus, Inc. in connection with the then existing Genus stock option plan. AIXTRON intends to tender these remaining Treasury Shares into the Takeover Offer after completion of the transfer of said Treasury Shares from the Genus Trust to AIXTRON.

  (ii)
  Stock Options

  As of 26 July 2016, there were issued and outstanding stock options to purchase 2,514,265 AIXTRON shares (the Stock Options) all of which are held by current and former AIXTRON employees under the following option plans: stock option plan 1999, stock option plan 2002, stock option plan 2007, and stock option plan 2012.

    In Section 6.2 of the Offer Document, the Bidder stated that 170,040 of these Stock Options had an exercise price not above the Offer Consideration (as per 30 June 2016). The Bidder therefore expects that not more than 170,040 stock options will be exercised and underlying AIXTRON Shares be issued prior to the end of the Additional Acceptance Period.

    The per-share exercise price of each outstanding Stock Option was determined by AIXTRON, based on averaging the closing price of AIXTRON shares on the FSE over the twenty trading days prior to the day of issuance (or, under the stock option plan 1999 and the stock option plan 2002, the day of the Management Board resolution on the launch of the applicable stock option program), and increasing that number by a specified percentage. The issued and outstanding Stock Options will expire by September 2024 at the latest. These Stock Options will not be affected by the consummation of the Takeover Offer.

    Except for the Stock Options, there are no warrants, calls, options or other rights to acquire from AIXTRON, or other obligation of AIXTRON to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in AIXTRON or restricted shares, stock appreciation rights, performance units, or restricted stock units.

  (iii)
  Shareholder Structure (Institutional Investors and Retail)

  Retail Investors (total): Approx. 32%

  As of July 25, 2016, the following investors had shareholdings in AIXTRON reaching or exceeding the 3% reporting threshold (shares held as of the reporting date, based on publications pursuant to sec. 26 (1) of the German Securities Trading Act (Wertpapierhandelsgesetz, WpHG) or other public filings):

  Argonaut Capital Partners LLP, London, UK, 8,628,989 shares or 7.66% of AIXTRON's shares outstanding;

  Camma B.V., Renesse, Netherlands, 5,600,000 shares or 4.97% of AIXTRON's shares outstanding;

  Baillie Gifford & Co, Edinburgh, UK, 5,872,610 shares or 5.21% of AIXTRON's shares outstanding;

  Generation Investment Management LLP, London, UK, 5,269,265 shares or 4.67% of AIXTRON's shares outstanding;

  Caisse des dépôts et consignations, Paris, France, 3,509,631 shares or 3.11% of AIXTRON's shares outstanding;

  Vanguard International Growth Fund, Wayne, USA, 3,377,229 shares or 3.00% of AIXTRON's shares outstanding.

  Actual shareholdings may differ from these figures.

  (iv)
  Listing of Shares and ADSs

  AIXTRON Shares are admitted to trading on the regulated market (Regulierter Markt) of the FSE (Prime Standard). In addition, AIXTRON Shares are traded on the regulated unofficial market (Freiverkehr) of the stock exchanges in Berlin, Düsseldorf, Hamburg, Munich and Stuttgart. AIXTRON Shares are, among others, included in the TecDAX share index. As per 30 June 2016, they were weighted at approximately 1.65 per cent (source: Stock Report, Index Affiliation Weight TECDAX TR, Deutsche Börse AG).

      As of 25 July 2016, there were 4,427,772 outstanding AIXTRON Shares represented by outstanding ADSs, which may be evidenced by AIXTRON ADRs, booked and quoted on the NASDAQ Global Market (NASDAQ) under the symbol "AIXG" in USD under ISIN US 0096061041 (CUSIP 009606104). The AIXTRON Shares underlying the AIXTRON ADSs are fully entitled to any dividends as and when declared by AIXTRON.

      The table below sets forth, for the calendar periods indicated, the high and low German closing prices (all stock exchanges, including the XETRA electronic trading system of the FSE) for the AIXTRON Shares, and the high and low closing prices per AIXTRON ADS as reported on the NASDAQ.

	Price of an AIXTRON Share in EUR		Price of an AIXTRON ADS in USD
	High	Low	High	Low
2014
1st Quarter	12.84	10.26	17.73	14.08
2nd Quarter	12.17	10.08	16.63	13.71
3rd Quarter	12.30	9.26	15.67	12.39
4th Quarter	11.97	8.90	14.94	10.90
2015
1st Quarter	9.38	6.38	11.21	7.24
2nd Quarter	7.38	5.93	8.19	6.67
3rd Quarter	6.63	4.93	7.50	5.41
4th Quarter	7.56	3.86	8.04	4.17
2016
1st Quarter	4.25	2.95	4.85	3.25
2nd Quarter	5.72	4.02	6.55	4.62
3rd Quarter (through 26 July 2016)	5.52	5.22	6.12	5.83

(Source: Bloomberg, function HP <GO>, ticker AIXA GY and AIXG US)

(c)
Members of the Management Board and the Supervisory Board

  The Management Board is currently composed of the following persons:

  •
  Martin Goetzeler—President, Chairman of the Management Board, Chief Executive Officer (CEO) and acting Chief Financial Officer (CFO)

  •
  Dr. Bernd Schulte—Executive Vice President and Chief Operating Officer (COO)

  The Supervisory Board consists of six members. The Supervisory Board is currently composed of the following persons:

  •
  Kim Schindelhauer—Chairman of the Supervisory Board

  •
  Prof. Dr. Wolfgang Blättchen—Deputy Chairman of the Supervisory Board

  •
  Prof. Dr. Rüdiger von Rosen

  •
  Prof. Dr. Petra Denk

  •
  Dr. Andreas Biagosch

  •
  Dr. Martin Komischke

(d)
Summary Financial Information

  The fiscal year of AIXTRON starts on 1 January and ends on 31 December of each calendar year.

  In the fiscal year ending on 31 December 2015, AIXTRON Group generated total revenues of approximately EUR 197.8 million and a net loss of approximately EUR 29.2 million. As of 31 December 2015, AIXTRON Group had a total of 748 employees.

  During the first half of 2016, AIXTRON generated total revenues of approximately EUR 55.5 million and had a net loss of approximately EUR 26.6 million. As of 30 June 2016, AIXTRON Group had a total of 724 employees.

2.2   Information about the Bidder

        The information in this Section 2.2 is based on information provided to AIXTRON by the Bidder.

(a)
Description of the Bidder and its Direct and Indirect Shareholders

The Bidder (Grand Chip Investment GmbH) is a limited liability company under the laws of Germany which is registered with the commercial register of the Local Court (Amtsgericht) of Frankfurt am Main under HRB 104996.

The corporate purpose of the Bidder is the administration of the assets of the Bidder. The Bidder may do all business being in direct or indirect coherence with the aforesaid object. The Bidder may acquire interests in other enterprises with the same or a similar purpose and may purchase or incorporate such enterprises especially as a personally liable general partner. The Bidder is entitled to set up branch offices in Germany or abroad under the same or a similar name.

The registered share capital of the Bidder is EUR 100,000.

The registered address of the Bidder is c/o Paul Hastings (Europe) LLP, Siesmayerstr. 21, 60323 Frankfurt am Main, Germany. The Bidder's business telephone number is +86 5925204789.

The sole managing director (Geschäftsführer) of the Bidder is Mr. Zhendong Liu.

According to the information provided by the Bidder in Section 7.1 of the Offer Document, the Bidder has no employees.

According to the information provided by the Bidder in Section 7.1 of the Offer Document, the Bidder does currently not hold shares in other companies.

All shares in the Bidder are held by Grand Chip Investment S.à r.l., a limited liability company under the laws of Luxembourg, which is an intermediate holding company, registered with the Registre de Commerce et des Sociétés, Luxembourg under number B 206178. According to the information provided by the Bidder in Section 7.2 of the Offer Document, all shares in Grand Chip Investment S.à r.l. are held by Fujian Grand Chip Investment Fund LP (FGC), a partnership under the laws of the People's Republic of China (PRC or China) whose partners are Mr. Zhendong Liu (51%, General Partner) and Xiamen Bohao Investment Co., Limited (49%, Limited Party), a limited liability company under the laws of the PRC.

For further information on the Bidder's direct and indirect shareholders, please refer to Section 7.2 of the Offer Document.

Grand Chip Investment S.à r.l., Fujian Grand Chip Investment Fund LP and Mr. Zhendong Liu are hereinafter collectively referred to as the Additional Control Acquirers.

(b)
Entities Controlled by Mr. Liu

According to the information provided by the Bidder in Section 7.3 of the Offer Document, besides the Bidder, Grand Chip Investment S.à r.l. and FGC, Mr. Liu controls the following companies within the meaning of sec. 2 (5) cl. 3, (6) of the German Takeover Act:

•
Xiamen Jiaxin Investment Development Co., Limited (PRC)

•
Xiamen Longwusheng Investment LP (PRC)

•
Xiamen Xiwang Development Co., Limited (PRC)

•
Xiamen Zhuiri Investment LP (PRC)

•
General Energy International Holdings Limited (British Virgin Islands)

(collectively, the Entities Controlled by Mr. Liu).

For detailed information on the Entities Controlled by Mr. Liu, please refer to Section 7.3 of the Offer Document.

(c)
Persons Acting Jointly with the Bidder

According to the information provided by the Bidder in Section 7.4 of the Offer Document, Persons acting jointly with the Bidder within the meaning of sec. 2 (5) cl. 1 of the German Takeover Act are

•
the Additional Control Acquirers (see sub-paragraph (a), above); and

•
the Entities Controlled by Mr. Liu (see sub-paragraph (b), above)

(the Additional Control Acquirers and the Entities Controlled by Mr. Liu collectively the Persons Acting Jointly with the Bidder).

The Bidder does not hold any participation in any other legal entity and hence has no subsidiaries which would otherwise be considered as persons acting jointly with the Bidder.

(d)
Information about Securities Transactions

According to the Information provided by the Bidder in Section 7.7 of the Offer Document, in the period commencing six months prior to the publication of the decision to make the Takeover Offer on 23 May 2016 (the Announcement Date) and ending as of the date of the Offer Document neither the Bidder and the Persons Acting Jointly with the Bidder nor any of their respective subsidiaries acquired any AIXTRON Shares or entered into agreements as a result of which the transfer of ownership of AIXTRON Shares may be demanded or otherwise engaged in any transactions involving the AIXTRON Shares.

(e)
Possible Purchases Outside the Takeover Offer

According to the information provided by the Bidder in Section 7.8 of the Offer Document, to the extent permissible under applicable law, in particular in accordance with rules promulgated under the U.S. Exchange Act with respect to cross-border tender offers, the Bidder and its affiliates may acquire AIXTRON Shares outside the Takeover Offer while the Takeover Offer is ongoing. Accordingly, the Bidder and its affiliates (or an affiliate of the Bidder's financial adviser) may purchase AIXTRON Shares outside the United States in open market purchases, private transactions or otherwise, in accordance with such U.S. Exchange Act rules. To the extent necessary under the laws of Germany, the United States or other relevant jurisdictions, information about these acquisitions or respective agreements will be published in accordance with applicable legal provisions, in particular sec. 23 (2) of the German Takeover Act in conjunction with sec. 14 (3) cl. 1 of the German Takeover Act, in German and in English on the internet at http://www.grandchip-aixtron.com, in German in the German Federal Gazette (Bundesanzeiger) and in English as part of a press release.

  Further, according to the information provided by the Bidder in Section 7.8 of the Offer Document, to the extent AIXTRON Shares are purchased by the Bidder or its affiliates outside the Takeover Offer, the Offer Consideration will be increased to match any consideration paid outside the Takeover Offer that is greater than the Offer Consideration.

  However, according to the information provided by the Bidder in Section 7.8 of the Offer Document, as of the date of publication of the Offer Document, the Bidder and the Persons Acting Jointly with the Bidder did not intend to acquire AIXTRON Shares outside the Takeover Offer while the Takeover Offer is ongoing.

(f)
AIXTRON Shares Currently Held by the Bidder or Persons Acting Jointly with the Bidder; Attribution of Voting Rights

According to the information provided by the Bidder in Section 7.5 of the Offer Document, on the date of the publication of the Offer Document,

•
neither the Bidder nor any Person Acting Jointly with the Bidder (in each case including subsidiaries) directly or indirectly held or beneficially owned AIXTRON Shares; and

•
neither the Bidder nor any Person Acting Jointly with the Bidder (in each case including subsidiaries) held any further financial instruments or other instruments pursuant to sec. 25, 25a of the German Trading Act relating to AIXTRON; and

•
no AIXTRON Shares were attributed to the Bidder or any Person Acting Jointly with the Bidder (in each case including subsidiaries) according to sec. 30 of the German Takeover Act.

(g)
No Obligation of the Bidder or the Additional Control Acquirers to Make a Mandatory Takeover Offer

According to the information provided by the Bidder in Section 7.6 of the Offer Document, the Takeover Offer has also been made on behalf of the Additional Control Acquirers. Thus, in case the Bidder and the Additional Control Acquirers by way of consummation of the Takeover Offer obtain control over AIXTRON within the meaning of sec. 29 (2) of the German Takeover Act, neither the Bidder nor the Additional Control Acquirers are obligated to make a mandatory takeover offer within the meaning of sec. 35 of the German Takeover Act pursuant to sec. 35 (3) of the German Takeover Act.

2.3   Information about the Takeover Offer

(a)
Relevance of the Offer Document

Some selected information contained in the Offer Document is summarized below. The Management Board and the Supervisory Board point out that the description of the Takeover Offer in this Statement does not purport to be complete and that solely the terms of the Offer Document are relevant for the content and settlement of the Takeover Offer. It is the responsibility of each AIXTRON Shareholder to assess the Offer Document and to take the measures required for him or her.

(b)
Overview of the Takeover Offer

The following overview has been inserted for reasons of clarity and comprehensibility and does not contain all relevant information relating to the Takeover Offer. AIXTRON Shareholders should not solely rely on this overview in their own interest but should fully and thoroughly assess this Statement and the Offer Document.

Bidder	Grand Chip Investment GmbH, c/o Paul Hastings (Europe) LLP, Siesmayerstraße 21, 60323 Frankfurt am Main, Germany
Target company	AIXTRON SE, Dornkaulstraße 2, 52134 Herzogenrath, Germany
Securities sought in the Takeover Offer	All no-par value registered shares in AIXTRON, including all no-par value registered shares represented by American Depositary Shares (ADSs), including dividend entitlement.
Offer Consideration	EUR 6.00 (in words: Euro six) per AIXTRON Share in cash.
The Offer Consideration for AIXTRON Shares represented by AIXTRON ADSs will be converted into and paid out in USD.
Offer Conditions

(i) A minimum acceptance threshold with a target shareholding of at least 67,632,213 AIXTRON Shares (corresponding to 60 per cent of the total number of AIXTRON Shares issued on the Announcement Date); (ii) approval or clearance of the Transaction, as applicable, from regulatory authorities in Germany, the United States and PRC; (iii) no material adverse change in the closing quotations of DAX and TecDAX; and (iv) no increase in AIXTRON's share capital other than to settle existing and exercised stock options.

The Offer Conditions have to be satisfied by 28 February 2017, at the latest.
Acceptance Period	10 weeks, i.e., from 29 July 2016 to 7 October 2016, 24:00 hrs local time Frankfurt am Main, Germany / 6:00 p.m. local time New York, United States, respectively (unless extended by law).
Additional Acceptance Period

Provided that the Acceptance Period is not extended, the Additional Acceptance Period is expected to begin on 15 October 2016 and to expire on 28 October 2016, 24:00 hrs local time Frankfurt am Main, Federal Republic of Germany / 6:00 p.m. local time New York, United States, respectively.

Acceptance of the Takeover Offer for AIXTRON Shares

Acceptance of the Takeover Offer must be declared in writing (Textform) by the relevant AIXTRON Shareholder to the Custodian Bank (as defined in Section 11.1.2 of the Offer Document) during the Acceptance Period or the Additional Acceptance Period, respectively.

The Declaration of Acceptance will only become effective upon the AIXTRON Shares for which the Takeover Offer has been accepted being re-booked at Clearstream under ISIN DE000A2BPYT0 (AIXTRON Tendered Shares) or under ISIN DE000A2BPSF1 (AIXTRON Subsequently Tendered Shares), respectively.

Acceptances of the Takeover Offer for AIXTRON Shares represented by AIXTRON ADSs must be declared to the ADS Tender Agent using one of the procedures described in Section 11.2 of the Offer Document.
Costs of acceptance

The acceptance of the Takeover Offer will be free of costs and expenses (except for the costs incurred for submitting the Declaration of Acceptance to the respective Custodian Bank) for those AIXTRON Shareholders who hold their AIXTRON Shares in collective safe custody with a Custodian Bank in Germany, provided that the Custodian Bank in turn either directly or via a transaction bank holds these AIXTRON Shares in custody in a securities account maintained by or for such Custodian Bank or for a specific bank group at Clearstream. For this purpose, the Bidder shall grant to the Custodian Banks a compensation payment of which they shall be separately notified and which includes a custodian bank commission customary in the market. Costs imposed by other Custodian Banks or foreign intermediate custodians shall be borne by each accepting AIXTRON Shareholder.

Holders of AIXTRON ADS who hold their AIXTRON ADSs through a broker or other securities intermediary and whose broker or other securities intermediary accepts the Bidder's Takeover Offer on behalf of the holders of AIXTRON ADS, may be charged a fee. Holders of AIXTRON ADS who accept the Bidder's Takeover Offer to acquire the AIXTRON Shares represented by their AIXTRON ADSs directly will not be charged brokerage fees. Any non-German stock exchange tax, sales tax or stamp tax, resulting from acceptance of the Takeover Offer shall be borne by the holders of AIXTRON ADS.

Settlement of the Takeover Offer

Settlement of the Takeover Offer shall be effected by way of payment of the Offer Consideration as consideration for the AIXTRON Tendered Shares (ISIN DE000A2BPYT0) or for the AIXTRON Subsequently Tendered Shares (ISIN DE000A2BPSF1).

The settlement of the Takeover Offer will take place no later than 16 March 2017.

Payment of Offer Consideration for AIXTRON Tendered Shares and AIXTRON Subsequently Tendered Shares

The Central Settlement Agent (as defined in Section 11.1.1 of the Offer Document) shall transfer the Offer Consideration for AIXTRON Tendered Shares and not validly withdrawn via Clearstream to the relevant Custodian Bank without undue delay, however no later than twelve (12) Banking Days, following the later of either (i) the expiration of the Acceptance Period or (ii) the satisfaction or waiver of the Offer Conditions.

The Central Settlement Agent shall transfer the Offer Consideration for AIXTRON Subsequently Tendered Shares and not validly withdrawn via Clearstream to the relevant Custodian Bank without undue delay, however no later than twelve (12) Banking Days, following the later of either (i) the expiration of the Additional Acceptance Period or (ii) the satisfaction or waiver of the Offer Conditions.

Payment of Offer Consideration for AIXTRON Shares represented by AIXTRON ADSs

The Bidder shall with respect to the AIXTRON Shares represented by AIXTRON ADSs properly tendered for sale during the Acceptance Period and not validly withdrawn, pay the Offer Consideration to the ADS Tender Agent's cash account in Germany via Clearstream without undue delay, however no later than twelve (12) Banking Days, following the later of either (i) the expiration of the Acceptance Period or (ii) the satisfaction or waiver of the Offer Conditions.

The Bidder shall with respect to the AIXTRON Shares represented by AIXTRON ADSs properly tendered for sale during the Additional Acceptance Period and not validly withdrawn, pay the Offer Consideration to the ADS Tender Agent's cash account in Germany via Clearstream without undue delay, however no later than twelve (12) Banking Days, following the later of either (i) the expiration of the Additional Acceptance Period or (ii) the satisfaction or waiver of the Offer Conditions.

ISIN	AIXTRON Shares: ISIN DE000A0WMPJ6
AIXTRON ADSs: ISIN US0096061041; CUSIP 009606104
AIXTRON Tendered Shares: ISIN DE000A2BPYT0
AIXTRON Subsequently Tendered Shares: ISIN DE000A2BPSF1
Stock exchange trading

The Bidder will ensure to make an application for the admission of the AIXTRON Tendered Shares to stock market trading on the regulated market (Regulierter Markt) of the FSE and in its sub-segment with additional post-admission obligations (Prime Standard) as of the third trading day of FSE following the commencement of the Acceptance Period.

No stock market trading of AIXTRON Subsequently Tendered Shares is planned during the Additional Acceptance Period. However, if not all the Offer Conditions have been satisfied by the end of the Additional Acceptance Period, the AIXTRON Subsequently Tendered Shares (ISIN DE000A2BPSF1) will be merged into AIXTRON Tendered Shares (ISIN DE000A2BPYT0) at Clearstream on the basis of the holdings as of the fourth trading day after the end of the Additional Acceptance Period (evening) and therefore can be traded the same way as the initial AIXTRON Tendered Shares.

Publications

The Offer Document was published in German on 29 July 2016 by way of announcement on the internet at http://www.grandchip-aixtron.com and by holding copies of the Offer Document for distribution free of charge in Germany at Deutsche Bank AG, GSS/Issuer Services, Post-IPO Services, Taunusanlage 12, 60325 Frankfurt am Main, Germany, fax +49 (0)69 910-38794, e-mail: dct.tender-offers@db.com. Furthermore, the English translation of the Offer Document has been published on the internet at http://www.grandchip-aixtron.com and is available in the United States at D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, United States, e-mail: AIXG@dfking.com and by calling + 1 (877) 478-5043 (toll-free in the United States) for distribution free of charge.

The announcement regarding the availability of copies of this Offer Document for distribution free of charge in Germany and the internet address at which this Offer Document was published in the German Federal Gazette (Bundesanzeiger) on 29 July 2016. In the United States, the corresponding announcement was made in The New York Times (U.S. Edition).

All notifications and announcements required pursuant to the German Takeover Act will also be published on the internet at http://www.grandchip-aixtron.com and, to the extent legally required, in the German Federal Gazette (Bundesanzeiger). To the extent legally required or at the Bidder's sole discretion, all notifications and announcements will be published in the United States as part of a press release.

(c)
Conduct and Material Provisions of the Takeover Offer, Acceptance Period, Conditions

The Offer Document contains a voluntary public takeover offer by the Bidder for all no-par value registered shares in AIXTRON, including all no-par value registered shares represented by American Depositary Shares (ADSs), in each case with all ancillary rights associated with these shares at the time of the Takeover Offer's settlement (in particular the respective dividend entitlement) at a price of EUR 6.00 (in words: Euro six point zero) per AIXTRON Share in cash.

For AIXTRON Shares represented by AIXTRON ADSs, the Bidder will convert the Offer Consideration into and pay it out in USD. The Offer Consideration will be converted into USD by the Bank of New York Mellon (the ADS Tender Agent) by sale or in any other manner it may determine.

According to the Bidder, the Takeover Offer is being implemented in accordance with German law and the U.S. securities laws. In order to reconcile certain areas where German law and U.S. law conflict, the Bidder applied for certain no-action or exemptive relief from the staff of the SEC, as further described in Section 20 of the Offer Document. Except as provided by such relief, the Bidder has indicated in the Offer Document that it intends to comply with section 14(d) and section 14(e) of the U.S. Exchange Act, as well as all the rules and regulations promulgated thereunder.

The Takeover Offer and the agreements arising from its acceptance will only be consummated if the offer conditions as defined in Section 4.2 of the Offer Document (the Offer Conditions) are satisfied or effectively waived by the Bidder. The Offer Conditions are in summary:

•
A minimum acceptance threshold with a target shareholding of at least 67,632,213 AIXTRON Shares (corresponding to 60 per cent of the total number of AIXTRON Shares issued on the Announcement Date);

•
approval or clearance, as applicable, from regulatory authorities in Germany (Federal Ministry for Economic Affairs and Energy, BMWi—for the status of this approval, please refer to Section 12.1.1 of the Offer Document), the United States (Committee on Foreign Investments in the United States, CFIUS—for the status of this approval, please refer to Section 12.1.2 of the Offer Document), and the PRC (State Council, NDRC; Ministry of Commerce, MOFCOM; and the State Administration of Foreign Exchange, SAFE—for the status of this approval please refer to Section 12.2 of the Offer Document);

•
no material adverse change in the closing quotations of DAX and TecDAX; and

•
no increase in AIXTRON's share capital (other than to settle existing and exercised stock options).

For more detailed information relating to the Offer Conditions, see Sections 4.2 through 4.6 of the Offer Document.

In Section 3 of the Offer Document, the Bidder has stated that it is likely that not all Offer Conditions pursuant to Section 4.2.2 (Regulatory Clearance) of the Offer Document will have been satisfied at the end of the Acceptance Period and the end of the Additional Acceptance Period. In such case, the consummation of the Takeover Offer and therefore the payment of the Offer Consideration will be delayed until the satisfaction of the last Offer Condition specified in Section 4.2.2 of the Offer Document.

In Section 15.1 of the Offer Document, the Bidder has stated that, if the Offer Conditions stipulated in Section 4.2.2 of the Offer Document have not been satisfied at the end of the 30th calendar day after the expiration of the Acceptance Period, AIXTRON Shareholders will have the right to withdraw the declared acceptance for their tendered AIXTRON Shares, during the period after the end of the 30th calendar day following the expiration of the Acceptance Period until the Offer Conditions stated in Section 4.2.2 of the Offer Document are satisfied, unless the Bidder has been granted an extension of the 30-days period from the staff of the SEC's Division of Corporation Finance and has published such grant prior to the expiration of the 30-day-period in accordance with Section 20 of the Offer Document. If the Offer Conditions stated in Section 4.2.2 of the Offer Document are only satisfied after the expiration of the Acceptance Period, AIXTRON Shareholders may not withdraw their acceptance with respect to their AIXTRON Shares during the period from the date of the satisfaction of the Offer Conditions stated in Section 4.2.2 until the date of payment of the Offer Consideration. During the Acceptance Period, AIXTRON Shareholders who accepted the Takeover Offer may withdraw their declared acceptance in respect of their AIXTRON Shares at any time until the expiration of the Acceptance Period, without having to give any reason. For further information regarding rights of withdrawal, please refer to Section 15 of the Offer Document.

  The Bidder has determined an acceptance period of ten (10) weeks, i.e., from 29 July to 7 October 2016, 24:00 hrs local time Frankfurt am Main, Germany / 6:00 p.m. local time New York, United States, respectively (unless extended by law) (the Acceptance Period). Provided that the Acceptance Period is not extended, the Additional Acceptance Period (as defined in Section 5.3 of the Offer Document) is expected to begin on 15 October and to expire on 28 October 2016, 24:00 hrs local time Frankfurt am Main (Federal Republic of Germany) / 6:00 p.m. local time New York, (United States), respectively.

  For any additional information and details (in particular any details with regard to the conditions, the acceptance periods, the terms of acceptance and rights of withdrawal), AIXTRON Shareholders are referred to the provisions of the Offer Document; the information set forth above merely summarizes, and does not fully reflect, the information set out in the Offer Document. The Bidder has made information relating to the Takeover Offer available at http://www.grandchip-aixtron.com, AIXTRON has filed the Schedule 14D-9, and the Bidder has filed a Tender Offer Statement on Schedule TO with the SEC. The information relating to the Takeover Offer, including the Schedule TO, the Offer to Purchase, the Letter of Transmittal and related documents and the Schedule 14D-9 can be obtained without charge from the SEC's website at www.sec.gov. Copies of the Offer Document can be obtained free of charge in Germany by contacting Deutsche Bank AG, GSS/Issuer Services, Post-IPO Services, Taunusanlage 12, 60325 Frankfurt am Main, Germany, fax +49 (0)69 910-38794, e-mail: dct.tender-offers@db.com, and in the United States by contacting D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, United States, tel. + 1 (877) 478-5043 (toll-free in the United States), e-mail: AIXG@dfking.com.

(d)
Background of the Takeover Offer (Chronicles)

In September 2015, in the course of attending the China International Fair for Investment and Trade in Xiamen, Fujian Province, China, which took place from 8 to 11 September 2015, Dr. Daniel Li, CEO of Buttonwood Finance Ltd. (Buttonwood), a Hong Kong-based independent financial advisory firm, met Mr. Tim Wang, General Manager of AIXTRON China Ltd. On this occasion, Mr. Wang and Mr. Li made mutual introductions to their respective businesses and activities. After being given an insight to AIXTRON's business activities, including in China, Dr. Li asked Tim Wang to learn more about AIXTRON and being connected to AIXTRON's management board.

Mr. Wang informed both, Mr. Goetzeler, CEO of AIXTRON, and Mr. Johannes Froehling, Vice President Corporate Business Development & Strategy of AIXTRON accordingly after his return from the trade fair. On 28 October 2015, Mr. Froehling, Mr. Wang and Dr. Li met in Shanghai, China at the occasion of one of Mr. Froehling's regular business trips to China. Mr. Randy Singh,

  Vice President and Chief Compliance Officer of AIXTRON, attended via telephone. On this occasion, Mr. Froehling and Mr. Singh gave insights into AIXTRON's business and invited Dr. Li to visit AIXTRON's headquarters in Germany. The parties also discussed the possibility of a third-party minority investment in AIXTRON by a Chinese investor to be identified.

  On 25 November 2015, during one of his regular business trips to China, Mr. Goetzeler met with Dr. Li in Xiaman where a potential minority investment in AIXTRON by a Chinese investor to be identified by Buttonwood was again raised by Dr. Li. At the time Mr. Goetzeler had no visibility as to whom specifically and what type of investment (strategic, private equity or individual) was considered by Dr. Li.

  On 21 December 2015, Dr. Li visited the headquarters of AIXTRON in Herzogenrath, Germany, and met with Mr. Goetzeler and Mr. Bernd Schulte, Chief Operating Officer and member of the Management Board of AIXTRON as well as Mr. Froehling and Mr. Wang. On this occasion, Mr. Goetzeler indicated that a minority investment as previously discussed might not be possible for the time being and that a potential investor may need to consider an offer for all or a majority of the shares in AIXTRON. He did so because at that time, based on a non-binding expression of interest letter received in November 2015, AIXTRON was in negotiations with a strategic investor on a potential public takeover offer for 100 per cent of the issued AIXTRON Shares.

  On 11 January 2016, Mr. Froehling informed Dr. Li by e-mail that he had instructed J.P. Morgan, who had previously been retained as AIXTRON's financial adviser in connection with, among others, the aforementioned negotiations with a potential strategic investor, to have one of its representatives contact Dr. Li to follow up on the current discussions. On 15 January 2016, Dr. Li had a phone call with representatives of J.P. Morgan to discuss a potential public takeover offer for 100 per cent of the issued AIXTRON Shares.

  In a phone call on 25 and further communications on 29 February 2016 between Dr. Li and J.P. Morgan, Dr. Li discussed potential financing sources with J.P. Morgan and introduced Mr. Liu as a potential investor as well as Sino IC Leasing Co. Ltd., a financing provider belonging to the China IC Industry Investment Fund, as a potential financing source to arrange debt facilities to finance a takeover offer in relation to AIXTRON.

  On 8 March 2016, Dr. Li submitted, on behalf of FGC, a preliminary non-binding, indicative letter to express FGC's interest in exploring a 100 per cent acquisition of all outstanding AIXTRON Shares at a price of EUR 5.89 per share. The preliminary non-binding indicative letter was not accepted by AIXTRON, though the parties started to exchange initial thoughts on pricing and certain other key terms for an acquisition. On 14 March 2016, J.P. Morgan was informed by e-mail from a representative of Paul Hastings LLP, legal adviser to FGC, about an increase in the potential offer price for all of AIXTRON's issued Shares to EUR 6.05 per AIXTRON Share, subject to certain assumptions, including a minimum acceptance threshold of 75 per cent of AIXTRON's share capital in the Takeover Offer.

  In a phone call on 17 March 2016, Dr. Li provided J.P. Morgan with further details regarding Mr. Liu and the potential sources of funding for the takeover offer.

  On 22 March 2016, Dr. Li and representatives of Sino IC Leasing Co. Ltd. and Deutsche Bank, retained as further financial advisers of FGC's, on the one hand, and Mr. Kim Schindelhauer, Chairman of the Supervisory Board of AIXTRON, Mr. Goetzeler, Mr. Froehling, Mr. Wang and two advisers of J.P. Morgan on the other hand, met in Shanghai, China. In this meeting, a company presentation was given, including expectations regarding AIXTRON's market position and market growth. The parties to the meeting exchanged initial views on transaction details, including timeline, approvals and other conditions, pricing and financing.

  On 30 March 2016, AIXTRON entered into a confidentiality agreement with FGC, to which Buttonwood signed an adherence letter, as a consequence of which FGC carried out a limited due diligence.

  On 12 and 13 April 2016, Mr. Liu, Dr. Li, Mr. Goetzeler, Mr. Froehling and Mr. Wang held meetings at the offices of J.P. Morgan in Shanghai, China, discussing a potential business combination agreement and a potential post-acquisition strategy, particularly with respect to employee retention and customer needs.

  On 27 April 2016, White & Case LLP, legal adviser to AIXTRON circulated a first draft of a business combination agreement. A first round of negotiations on this draft was attended by Mr. Liu and Dr. Li. as well as Mr. Schindelhauer, Prof. Dr. Wolfgang Blättchen, Deputy Chairman of the Supervisory Board of AIXTRON, Mr. Goetzeler, Mr. Schulte and Mr. Froehling on 3 and 4 May 2016 in Frankfurt am Main, Germany. Thereafter, on 5 May 2016, Mr. Liu, Dr. Li and representatives of Sino IC Leasing Co. Ltd. conducted a site visit at AIXTRON's headquarters.

  In phone calls on 13 and 20 May 2016, Dr. Li, Mr. Liu, Mr. Goetzeler and Mr. Schindelhauer exchanged views on key terms of the draft business combination agreement including the offer consideration, conditions, deal protections and the minimum acceptance threshold as reflected in the Takeover Offer. In parallel, AIXTRON and its advisers performed a customary due diligence on the financing and corporate setup of the presumptive acquirer and shareholder structure.

  In meetings in Frankfurt am Main and AIXTRON's headquarters, having started on 21 May 2016 and lasting through the early morning of 23 May 2016, the remaining terms, in particular the details of a break fee and the underlying escrow agreement, were negotiated and agreed upon.

  On 23 May 2016 at 6:30 a.m. local time, Germany, the Business Combination Agreement (the Business Combination Agreement—BCA) was signed at the headquarters of AIXTRON in Herzogenrath, Germany and announced immediately thereafter. On the same day, J.P. Morgan delivered its Fairness Opinion (as defined and fully described in Section 6.5, below) to AIXTRON, a substantially similar draft version of which had been circulated to the Management Board and the Supervisory Board on 18 May 2015.

3.     Past Contracts, Transactions, Negotiations and Agreements

3.1   Agreements with FGC and Mr. Liu

(a)
Business Combination Agreement

On 23 May 2016, AIXTRON, AIXTRON China Ltd., the Bidder, FCG and Mr. Liu entered into the BCA, outlining the key terms and the parties' mutual understanding of the Transaction.

Further details of the BCA are set out in the section describing the Bidder's objectives pursued with the Transaction (Section 7, below). Some material terms of the BCA can be summarized as follows:

•
AIXTRON and the Bidder intend to engage in a negotiated public takeover transaction in which the Bidder shall make a voluntary cash tender offer for all outstanding AIXTRON Shares. AIXTRON undertakes to support and recommend acceptance of the Takeover Offer subject to the fulfillment of certain requirements, including, among others, the non-existence of a superior takeover offer and of circumstances that would cause the members of the Management Board to violate their duties under applicable law;

•
The consideration offered for the AIXTRON Shares in the Takeover Offer shall be a cash consideration in the amount of EUR 6.00 per AIXTRON Share;

  •
  The Takeover Offer shall be subject to certain conditions, including, among others, a minimum acceptance threshold of 60 percent of the issued AIXTRON Shares and governmental approvals, to the extent necessary, from Germany, the U.S. and the PRC;

  •
  AIXTRON shall not solicit offers from third parties for a competing transaction;

  •
  AIXTRON and the Bidder intend to enhance business with existing and new customers and in existing markets and new markets, especially China, and further strengthen the role of AIXTRON as one of the world's leading equipment manufacturer for the semiconductor industry;

  •
  The organizational structure, headquarters and corporate governance shall be maintained and strengthened, e.g., by relying on existing and potentially opening new technology hubs and production sites. The Bidders future shareholding shall be adequately reflected in the Supervisory Board;

  •
  The Bidder intends to grow AIXTRON's business profitably through continuing investments and strategic growth projects in the key areas: research and development and engineering, M&A and recruiting of qualified and "best of class" employees;

  •
  The business name, brand and IP portfolio of AIXTRON shall remain vested with AIXTRON;

  •
  The BCA has a fixed term of three and half years from the completion of the Takeover Offer. Among other things, AIXTRON may terminate the BCA if the Takeover Offer is not settled by 31 March 2017;

  •
  AIXTRON is entitled to a break fee in the amount of EUR 25,000,000 if, among other things, (i) the Takeover Offer is not consummated as a result of a failure by the Bidder to finance or settle the Takeover Offer although it is obliged to do so, and (ii) the Takeover Offer cannot or is not settled as a result of the failure by the Bidder to obtain certain Chinese or German regulatory approvals by 31 December 2016 or the failure to accept and comply with obligations and conditions imposed by the relevant regulatory authority that do not result in a Regulatory MAE (as defined in Section 4.2.2 of the Offer Document);

  •
  The Bidder is entitled to a solicitation penalty amounting to EUR 10,000,000 if, among other things, AIXTRON solicits a third party to launch a competing transaction.

  The foregoing summary of the BCA does not purport to be complete and is qualified in its entirety by reference to the BCA, a copy of which is filed as Exhibit (a)(2) to AIXTRON's Schedule 14D-9 and is incorporated herein by reference.

(b)
Escrow Agreement

In connection with and as an exhibit to the BCA, AIXTRON, FGC and AIXTRON China Ltd. as entrusting parties and China Development Bank Corporation Xiamen City Branch as entrusted party entered into an Escrow Agreement dated (the Escrow Agreement) 23 May 2016 in order to secure AIXTRON's potential claim for the payment of the break fee under the BCA.

The foregoing summary of the Escrow Agreement does not purport to be complete and is qualified in its entirety by reference to the Escrow Agreement, a copy of which is filed as Exhibit (e)(1) to AIXTRON's Schedule 14D-9 and is incorporated herein by reference.

(c)
Confidentiality Agreements

On 30 March 2016, AIXTRON entered into a confidentiality agreement with FGC (the Confidentiality Agreement). Since then, the Confidentiality Agreement has formed the basis for the exchange of information relating to AIXTRON and the Bidder, including their affiliates and business activities, among the parties to the Confidentiality Agreement, their affiliates and advisers. On the same day, Buttonwood signed a letter of adherence to the Confidentiality Agreement.

  The foregoing summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which is filed as Exhibit (a)(5) to AIXTRON's Schedule 14D-9 and is incorporated herein by reference.

  On 12 April 2016, AIXTRON, FGC and Paul Hastings LLP, as legal adviser to FGC, entered into a Clean Data Room Agreement.

3.2   Interests of and Arrangements with Current Members of the Management Board and Supervisory Board

(a)
AIXTRON Supervisory Board

Currently, a total of 601,429 or 0.5% of all AIXTRON Shares are held, directly or indirectly, by the following members of the Supervisory Board:

•
Mr. Kim Schindelhauer, through holding company SBG Beteiligung GmbH: 600.000 Shares;

•
Prof. Dr. Rüdiger von Rosen: 1.300 Shares; and

•
Prof. Dr. Petra Denk: 129 Shares.

The members of the Supervisory Board have not been granted, or given the prospect of, cash payments or other valuable benefits in connection with the Takeover Offer by the Bidder or Persons Acting Jointly with the Bidder. No arrangements have been entered into between any members of the Supervisory Board and the Bidder or Persons Acting Jointly with the Bidder.

(b)
AIXTRON Management Board

None of the members of the Management Board, i.e. neither Mr. Goetzeler nor Mr. Schulte, currently hold AIXTRON Shares.

Mr. Schulte holds 52.000 tenderable in-the-money Stock Options which he intends to exercise and tender into the Takeover Offer.

The members of the Management Board have not been granted, or given the prospect of, cash payments or other valuable benefits in connection with the Takeover Offer by the Bidder or Persons Acting Jointly with the Bidder. No arrangements have been entered into between any members of the Management Board and the Bidder or Persons Acting Jointly with the Bidder.

4.     Persons Employed and Compensated

4.1   J.P. Morgan

        AIXTRON engaged J.P. Morgan as its financial adviser in connection with the Transaction and entered into an engagement letter dated 2 November 2015 and amended on 23 February 2016 (the J.P. Morgan Engagement Letter).

        Based on the terms of the J.P. Morgan Engagement Letter, J.P. Morgan will receive customary fees subject to completion of the Takeover Offer (the Transaction Fees). The Transaction Fees are payable one month after consummation of the transaction. In addition, AIXTRON has agreed to reimburse J.P. Morgan for reasonable expenses incurred in connection with its services and to indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan's engagement.

4.2   Brunswick

        AIXTRON has retained Brunswick Group GmbH (Brunswick) to act as public relations adviser with regard to the Takeover Offer and entered into a formal engagement letter with Brunswick on 29 April 2016 (the Brunswick Engagement Letter).

        Based on the terms of the Brunswick Engagement Letter, Brunswick will receive customary fees subject to completion of the Takeover Offer. In addition, AIXTRON has agreed to reimburse Brunswick for reasonable expenses incurred in connection with its services and to indemnify Brunswick against certain liabilities arising out of Brunswick's engagement.

5.     Purposes of the Transaction and Plans and Proposals

        Except as described in this Statement, AIXTRON is not undertaking or engaged in any negotiations in response to the Takeover Offer which relate to (i) a tender offer or other acquisition of AIXTRON's securities by AIXTRON, its subsidiaries or any other person, (ii) any extraordinary transaction, such as a merger, reorganization or liquidation involving AIXTRON or any of its subsidiaries, (iii) any purchase, sale or transfer of a material amount of the assets of AIXTRON or any of its subsidiaries, or (iv) any material change in the present dividend rate or policy, or indebtedness or capitalization of AIXTRON.

        Except as indicated in this Statement, there are no board resolutions, transactions, agreements in principle or signed contracts that were resolved or entered into in response to the Takeover Offer that relate to or would result in one or more of the matters referred to in the preceding paragraph.

6.     Amount and Form of the Consideration Offered

6.1   Amount and Form of Consideration

        The Bidder is offering a consideration of EUR 6.00 per AIXTRON Share, in cash (the Offer Consideration). Consideration in the form of shares is not contemplated by the Takeover Offer. For holders of AIXTRON ADSs who will receive the Offer Consideration in U.S. dollars, the exact consideration is to be determined according to the EUR/U.S. dollar exchange rate described in detail in the Offer Document prevailing at a future point in time. Holders of AIXTRON ADSs receiving the Offer Consideration in U.S. dollars will bear the risk of fluctuations in the EUR/U.S. dollar exchange rate.

6.2   Statutory Minimum Consideration

        To the extent that the Management Board and the Supervisory Board are in a position to verify this on the basis of the information available, the Offer Consideration for the AIXTRON Shares is in accordance with the provisions of sec. 4 et seq. of the Offer Regulation under the German Takeover Act (Verordnung über den Inhalt der Angebotsunterlage, die Gegenleistung bei Übernahmeangeboten und Pflichtangeboten und die Befreiung von der Verpflichtung zur Veröffentlichung und zur Abgabe eines Angebots, WpÜGAngebV) (the Offer Regulation) concerning the statutory minimum prices:

(a)
Previous Acquisitions

Pursuant to sec. 4 of the Offer Regulation, the consideration for the shares of the subject company must correspond at least to the value of the highest consideration for the acquisition of shares of the subject company granted or agreed by the offer or, persons acting jointly with it or their subsidiaries within the last six months prior to the publication of the offer document.

(b)
Market Prices

In relation to tender offers for shares admitted to trading on a German stock exchange, the consideration, pursuant to sec. 5 of the Offer Regulation, must equal at least the weighted average market price for those shares during the three months preceding the announcement of the decision to submit the offer.

The weighted average price for AIXTRON Shares during the three months preceding the announcement of the decision to submit the Takeover Offer on 23 May 2016, as provided by BaFin to the Bidder, is EUR 3.98. The Offer Consideration exceeds the minimum price by EUR 2.02. This corresponds to a premium of 50.7 per cent.

6.3   Recent and Historical Market Prices of the AIXTRON Shares

        Taking into account the closing price for AIXTRON Shares on the XETRA electronic trading system of the FSE on 20 May 2016 (the last trading day prior to the publication of the decision to launch the Takeover Offer) of EUR 4.79, the Offer Consideration EUR 6.00 per AIXTRON Share contains a premium for the accepting shareholders of 25.3 per cent.

        Furthermore, the Offer Consideration of EUR 6.00 per AIXTRON Share contains the following premia over the historic stock market-prices listed below:

  •
  Approximately 50.7 per cent above the EUR 3.98 three months volume weighted average price for AIXTRON Shares on the XETRA electronic trading system of the FSE on 20 May 2016, (three months prior to the publication of the decision to launch the Takeover Offer);

  •
  Approximately 53.4 per cent above the EUR 3.91 unaffected closing price for AIXTRON Shares on the XETRA electronic trading system of the FSE on 30 March 2016. Following 30 March 2016 the first rumors regarding a potential acquisition of AIXTRON were taken up by market participants;

  •
  Approximately 45.6 per cent above the EUR 4.12 closing price for AIXTRON Shares on the XETRA electronic trading system of the FSE on 10 December 2015, one day post San´an order reduction announcement;

  •
  Approximately 55.4 per cent above the EUR 3.86 lowest December closing price for AIXTRON Shares on the XETRA electronic trading system of the FSE on 14 December 2015; and

  •
  Approximately 103.3 per cent above the EUR 2.95 lowest year-to-date closing price for AIXTRON Shares on the XETRA electronic trading system of the FSE on 8 February 2016.

6.4   Research Analysts' Target Share Prices

        Equity research analysts who have published target prices for in twelve-months ahead of the date of publication, updated within the last three months prior to the publication of the decision to launch the Takeover Offer, suggest an average price of EUR 4.31 for AIXTRON Shares as published on Bloomberg on 20 May 2016.

        By way of comparison with the Offer Consideration, prior to the date on which the decision to launch the Takeover Offer was announced, the following exemplary target share prices were published by equity research analysts.

Name	Date	Target share price
Liberum	11/05/2016	6.00
Kepler Cheuvreux	11/05/2016	6.00
Exane BNP Paribas	03/05/2016	5.30
Deutsche Bank	27/04/2016	3.70
Natixis	27/04/2016	2.40
Montega	27/04/2016	3.10
Berenberg	27/04/2016	5.00
DZ Bank AG	26/04/2016	4.00
Bankhaus Lampe	26/04/2016	4.00
Baader-Helvea	26/04/2016	3.50
Steubing AG	26/04/2016	7.50
Morgan Stanley	26/04/2016	4.20
Hauck & Aufhaeuser	26/04/2016	3.90
Oddo Seydler Bank AG	26/04/2016	4.50
Independent Research	26/04/2016	3.00
Equinet	26/04/2016	4.00
J.P. Morgan	25/04/2016	4.50
M.M. Warburg	21/04/2016	3.90
Commerzbank	20/04/2016	4.00
Quirin Bank AG	15/04/2016	3.80
Average		4.31

(source: Bloomberg, function ANR <GO>, ticker AIXA GY)

6.5   Fairness Opinion Provided by J.P. Morgan

        Pursuant to an engagement letter dated 2 November 2015 and amended 23 February 2016, AIXTRON retained J.P. Morgan as its financial adviser in connection with the Transaction. J.P. Morgan delivered its written opinion to the Management Board and the Supervisory Board, dated 23 May 2016 (the Fairness Opinion), that, as of such date and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of AIXTRON Shares in the Transaction was fair, from a financial point of view, to such holders.

        The full text of the written opinion of J.P. Morgan dated 23 May 2016, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Exhibit 2 to this Statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this Statement is qualified in its entirety by reference to the full text of such opinion. Holders of AIXTRON Shares are urged to read the opinion in its entirety. J.P. Morgan's written opinion was addressed to the Management Board and the Supervisory Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction, was directed only to the consideration to be paid in the Transaction and did not address any other aspect of the Transaction. The issuance of J.P. Morgan's opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any holder of AIXTRON Shares as to whether such holder should tender its shares into the Takeover Offer or how such holder should vote with respect to the Transaction or any other matter. The opinion also is not and should not be considered a valuation opinion (Wertgutachten) as typically rendered by qualified auditors based on the requirements of German corporate law, and an expression of fairness from a financial point of view differs in a number of important respects from a valuation performed by such an auditor and from accounting valuations generally. Furthermore, J.P. Morgan has not expressed any view as to whether the terms of the Takeover Offer comply with the requirements of the German Takeover Act.

        In arriving at its opinions, J.P. Morgan, among other things:

  •
  reviewed the BCA;

  •
  reviewed certain publicly available business and financial information concerning AIXTRON and the industries in which it operates;

  •
  compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

  •
  compared the financial and operating performance of AIXTRON with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of AIXTRON Shares and certain publicly traded securities of such other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by the management of AIXTRON relating to its business for the period ended 2025; and

  •
  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        In addition, J.P. Morgan held discussions with certain members of the management of AIXTRON with respect to certain aspects of the Transaction, and the past and current business operations of AIXTRON, the financial condition and future prospects and operations of AIXTRON, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

        In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by AIXTRON or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of AIXTRON or the Bidder under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of AIXTRON to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based and AIXTRON confirmed that J.P. Morgan may rely upon such analyses, projections, assumptions and forecasts in the delivery of its opinion. J.P. Morgan also assumed that the Transaction and the other transactions contemplated by the BCA will be consummated as described in the BCA. J.P. Morgan also assumed that the representations and warranties made by the Bidder, FGC and Mr. Liu and AIXTRON in the BCA and the related agreements were and will be true and correct in all respects material to its analysis. J.P Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisers to AIXTRON with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on AIXTRON or on the contemplated benefits of the Transaction. In giving its opinion, J.P. Morgan relied on AIXTRON's commercial assessments of the Transaction. J.P. Morgan's opinion noted that the decision as to whether or not AIXTRON enters into a Transaction (and the terms on which it does so) is one that can only be taken by AIXTRON.

        J.P. Morgan's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan's opinion noted that subsequent developments may affect J.P. Morgan's opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan's opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of AIXTRON Shares in the Transaction, and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of AIXTRON or as to the underlying decision by AIXTRON to engage in the Transaction. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the consideration in the Transaction or with respect to the fairness of any such compensation. J.P. Morgan's opinion noted that, as a result, other factors after the date of J.P. Morgan's opinion may affect the value of AIXTRON (and its business, assets or properties) after consummation of AIXTRON, including but not limited to (i) the total or partial disposition of the share capital of AIXTRON by AIXTRON Shareholders within a short period of time after the effective date of the Transaction, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of AIXTRON, (v) any necessary actions by or restrictions of governmental agencies or regulatory authorities, and (vi) timely execution of all necessary agreements to complete the Transaction on terms and conditions that are acceptable to all parties at interest. J.P. Morgan expressed no opinion as to whether any alternative transaction might be more beneficial to AIXTRON.

        The terms of the BCA, including the consideration, were determined through arm's length negotiations between AIXTRON and the Bidder, FGC and Mr. Liu, and the decision to enter into the BCA was solely that of the Management Board and the Supervisory Board. J.P. Morgan's opinion and financial analyses were only one of the many factors considered by the Management Board and the Supervisory Board in its evaluation of the Transaction and should not be viewed as determinative of the views of the Management Board, the Supervisory Board or management with respect to the Transaction or the consideration.

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Management Board and the Supervisory Board. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Management Board and the Supervisory Board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan's analyses.

(a)
Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of AIXTRON with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to the business of AIXTRON or aspects thereof. The companies selected by J.P. Morgan were as follows:

•
Veeco Instruments, Inc.

•
ASM International N.V.

  •
  Tokyo Electron Limited

  •
  Lam Research Corporation

  •
  Applied Materials, Inc.

  These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to those of AIXTRON. However, certain of these companies may have characteristics that are materially different from those of AIXTRON. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect AIXTRON.

  Using publicly available information, J.P. Morgan calculated, for each selected company, the ratio of the company's firm value to the projected sales for the years ending 31 December 2016 (the "2016E FV/Sales") and 31 December 2017 (the "2017E FV/Sales").

  Results of the analysis were as follows:

	2016E FV/Sales	2017E FV/Sales
Mean	1.49x	1.36x
Median	1.50x	1.47x

  J.P. Morgan selected multiple reference ranges based on this analysis and applied these ranges to the projected sales of AIXTRON for the years ending 31 December 2016 and 31 December 2017, in each case based on projections by AIXTRON's management (the Management Case). J.P. Morgan repeated these calculations based on an additional set of projections provided by AIXTRON's management which reflect adjustments to certain assumptions of the Management Case (the Management Sensitivity Case). The analysis indicated the following estimated per share range of equity values for AIXTRON Shares, rounded to the nearest €0.01:

Public Trading Multiples Analysis	Equity Value per AIXTRON Share
2016E FV/Sales	€3.30 - €4.14
2017E FV/Sales	€3.06 - €4.19

(b)
Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for AIXTRON Shares. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating their "present value". The "unlevered free cash flows" refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. "Present value" refers to the current value of the cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. "Terminal value" refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

J.P. Morgan calculated the unlevered free cash flows that AIXTRON is expected to generate during fiscal years 2016 through 2025 based upon the financial projections prepared by the management of AIXTRON through the period ending 31 December 2025. J.P. Morgan then calculated a range of terminal values of AIXTRON at the end of the 10-year period ending

  31 December 2025 by applying a perpetual growth rate ranging from 1.50% to 2.50% of the unlevered free cash flow of AIXTRON during the first year following the 10-year period. J.P. Morgan repeated these calculations based on the Management Sensitivity Case.

  The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 12.0% to 13.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of AIXTRON.

  J.P. Morgan also performed a terminal value sensitivity analysis (the Management TV Sensitivity Analysis) by repeating these calculations based on an EBITDA margin for AIXTRON during the first year following the 10-year period ranging from the average EBITDA margin of AIXTRON during the period 2015-2025 to an EBITDA margin that is projected for 2025.

  Based on the foregoing, the discounted cash flow analysis indicated the following implied estimated range of equity values for AIXTRON Shares, rounded to the nearest €0.01, of €4.51 - €5.50.

(c)
Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of AIXTRON. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisers. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to AIXTRON, and none of the selected transactions reviewed was identical to the Transaction. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to those of AIXTRON. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to AIXTRON and the transactions compared to the Transaction.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise AIXTRON with respect to the Transaction on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with AIXTRON and the industries in which it operates.

  J.P. Morgan will receive the Transaction Fees subject to completion of the Takeover Offer. In addition, AIXTRON has agreed to reimburse J.P. Morgan for reasonable expenses incurred in connection with its services and to indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan's engagement. During the two years preceding the date of J.P. Morgan's opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with AIXTRON or the Bidder, FGC, Mr. Liu or Xiamen Bohao Investment Co., Ltd. J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of AIXTRON. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of AIXTRON and the Bidder, FGC or Xiamen Bohao Investment Co., Ltd. for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

6.6   Assessment of the Adequacy of the Offer Consideration

        After thoughtful consideration of the amount and form of the consideration offered by the Bidder, the Fairness Opinion by J.P. Morgan and the further reasons set forth in this Section 6.6, the Management Board and the Supervisory Board deem the Offer Consideration to be fair and adequate (angemessen) within the meaning of sec. 31 (1) of the German Takeover Act.

        As a general observation, to the extent the Management Board and the Supervisory Board are in a position to verify this on the basis of the information available, the Offer Consideration meets the minimum requirements of the law, i.e. the Offer Regulation.

        Further, the premia reflected by the Offer Consideration in comparison to the historic share prices prior to the decision to launch the Takeover Offer on 20 May 2016 are substantial as they exceed the reference values listed above (Section 6.3) by at least 45.6% and up to 103.3%. Since the publication of the announcement to launch the Takeover Offer the share price has stayed below the Offer Consideration. As of 10 August 2016, the Offer Consideration contains a premium of 6.8% over the closing share price of EUR 5.61.

        In addition, the Offer Consideration results in a premium of 39.2 per cent compared to the average twelve-month target prices for AIXTRON Shares published by equity research analysts.

        In light of this, the Management Board and the Supervisory Board join the view of the Bidder considering the Offer Consideration to be attractive.

7.     Objectives Pursued by the Bidder and Effects on AIXTRON and its Employees

7.1   Future Business Activities, Assets and Obligations of AIXTRON

        According to Section 9.1 of the Offer Document, the Bidder and the Additional Control Acquirers wish to pursue the following objectives with respect to AIXTRON's future business and operations:

  •
  to strengthen the position of AIXTRON in areas in which AIXTRON currently conducts business with its existing customers;

  •
  to enhance and further strengthen the role of AIXTRON as one of the world's leading equipment manufacturers for the semiconductor industry;

  •
  to raise the long-term value of AIXTRON; and

  •
  to reflect that the Transaction is predicated upon future growth and increasing demand for AIXTRON's products in the PRC and globally which the Parties wish to unleash.

        The Bidder further intends to promote AIXTRON as a leading equipment manufacturer for the semiconductor industry and pursues to support AIXTRON in capitalizing on future market opportunities and the expansion of AIXTRON's market position. The Bidder is committed to maintaining AIXTRON's focus on profitability and cash surplus. Also, the Bidder generally intends to participate in future capital measures of AIXTRON to fund investments in line with AIXTRON's profitable growth strategy.

        The Bidder generally intends to grow AIXTRON's business profitably through continuing investments and strategic growth projects in the following key areas:

  •
  research and development and engineering (e.g., new developments of MOCVD and other complex material deposition equipment in order to drive the material play in an established industry like semiconductor);

  •
  mergers and acquisitions in order to strengthen AIXTRON's portfolio and market position; and

  •
  recruiting of qualified and "best of class" employees.

        In addition, the Bidder intends to pursue a defined and successful strategy based on the following initiatives:

  •
  focus on existing and potential customers, including, but not limited to, customers in Korea, the United States, Taiwan and Europe; and

  •
  penetration of the growing PRC market.

        Furthermore, the Bidder agreed with AIXTRON to continue the defined strategies and roadmaps of deposition technologies for ALD and MOCVD, TFOS, OVPD, PVPD and PECVD and emerging technologies/applications (PECVD for Graphene and CNT) with the identified global key customers. In order to execute the defined roadmap together with these customers, the Bidder agreed, during the term of the BCA,

  •
  not to transfer AIXTRON's research and development competency and related locations, as well as AIXTRON's existing technology out of the existing technology centers;

  •
  to acknowledge the sensitivity and fully support the protection of AIXTRON's IP and customer data by a ring-fencing mechanism; and

  •
  subject to Section 9.5 of the Offer Document, to generally maintain AIXTRON's production facilities and to generally not relocate AIXTRON's employees from the United States, United Kingdom and Germany.

        The Bidder intends to constantly review AIXTRON's supply chain and global footprint to create customer benefits and add value to the business (with focus on mature product groups) as well as to review other core processes of AIXTRON's business (e.g., engineering, marketing & sales, strategy planning).

        According to Section 9.2 of the Offer Document, neither the Bidder nor the Additional Control Acquirers have the intention to, or intend to cause AIXTRON to, divest parts of its current business operations or assets.

7.2   Corporate Governance

        According to Section 9.4 of the Offer Document, the Bidder has full trust and confidence in the current members of the Management Board and has no intention to support any action aiming at the removal of its current members or the termination of any corresponding service agreement. The Bidder assured to fully support the AIXTRON Management Board during the integration phase following the Takeover Offer.

        Further, the Supervisory Board shall continue to consist of six members, save for any changes required by law. However, the Bidder, FGC and Mr. Liu shall have a representation on the Supervisory Board which adequately reflects the Bidder's shareholding in AIXTRON. Accordingly, in the BCA it has been agreed that, immediately following the resignation of four members of the Supervisory Board, the Management Board shall file for registration with the Local Court (Amtsgericht) of Aachen that four candidates nominated by the Bidder have been appointed new members of the Supervisory Board.

7.3   Organizational Structure and Headquarters

        As agreed in the BCA, the Bidder intends to maintain and to expand AIXTRON's current operations and organizational structure to the extent practicably possible. This includes AIXTRON Group's international operations and sites. AIXTRON's legal domicile, headquarter and operations shall remain in Herzogenrath, Germany.

        AIXTRON has initiated certain steps towards reorganizing its corporate functions. Subject to constant review and alignment to the changing business and industry environment, AIXTRON and the Bidder have agreed to continue to pursue and complete the steps initiated prior to the execution of the BCA.

        The Bidder and the Additional Control Acquirers agreed to maintain and potentially expand the existing global set up with three leading technology hubs in Germany, United Kingdom and the United States leveraging their close proximity to leading high tech eco-systems and the core markets for AIXTRON's technology. Further international technology hubs may be established. To preserve AIXTRON's role as a leading technology firm and frontrunner on innovation, the Bidder and the Additional Control Acquirers have agreed to enable AIXTRON to further invest, in particular, in Herzogenrath (Germany), as well as in the Silicon semiconductor activities in Sunnyvale, California, United States, but also in other locations (including the United Kingdom), to drive its research and development and sales activities.

7.4   Strengthening of Workforce and Employees

        According to Section 9.5 of the Offer Document, the Bidder views the Transaction as a unique opportunity for growth and expansion of AIXTRON's workforce. The Transaction is not directed towards cost reductions or layoffs to the detriment of AIXTRON's personnel. The opening of new production sites close to AIXTRON's clients will be considered.

        Given AIXTRON's multinational structure, including in such markets in which the Bidder does not yet have any exposure or expertise, the Bidder pursues to heavily rely on the competence and commitment of AIXTRON's employees. Therefore, the Bidder is fully committed to retain and further strengthen AIXTRON's employment base and talent all subject to market conditions and strategic goals, to be determined in the future together with AIXTRON and its management. The Bidder generally plans to grow AIXTRON's business and, in line with that, workforce by hiring qualified experts on an international scale, in particular in the area of technologies and innovations as well as manufacturing processes.

        In light of the growth strategy for the Chinese market, the Bidder intends to expand AIXTRON's local set up in the PRC (including AIXTRON's local application lab). The Bidder acknowledges that the excellence of AIXTRON's workforce is essential for the successful execution of the strategy and intends to continue AIXTRON's approach of constant productivity improvement.

7.5   Protection of IP and Customer Data

        According to Section 9.2 of the Offer Document, the Bidder acknowledges that AIXTRON owns several international brands including certain registered and pending trademarks in the United States, China, Europe, United Kingdom, Germany, South Korea and Taiwan. The Bidder intends that the names of AIXTRON as well as the operative brands and company names shall not change after a successful Takeover Offer.

        Further, according to Section 9.2 of the Offer Document, given AIXTRON's strong technology and intellectual property portfolio and their importance for AIXTRON's business and growth strategy, the Bidder is committed to AIXTRON's research and development capabilities in Herzogenrath (Germany), Cambridge (United Kingdom) and Sunnyvale (United States). Likewise, AIXTRON and its subsidiaries shall prosecute, maintain and enforce its intellectual property portfolio and further develop and strengthen its technology, each of the foregoing, which shall remain vested with AIXTRON and its subsidiaries, including in Germany. In this connection, the Bidder has stated that it will fully respect the intellectual property of the AIXTRON Group (the AIXTRON IP) and its research and development undertakings and that it acknowledges that the AIXTRON IP will remain with (and be solely used by) the AIXTRON Group.

        Lastly, according to Section 9.2 of the Offer Document, the Bidder recognizes the excellent and long-term relationship that AIXTRON has developed with its customers. Hence, the Bidder considers these customer relationships to be pivotal for AIXTRON's ongoing success and fully acknowledges the sensitivity of the customer information and is committed to fully respect and support the protection of the customer information by a ring-fencing mechanism to be put in place in order to guarantee the confidential treatment of customer data to preserve AIXTRON's relationships with its first-class customers.

7.6   Possible Structural Measures

        In Section 9.7 of the Offer Document, and as agreed upon in the BCA, the Bidder has laid out structural measures that could be carried out and are commonly seen after consummation of a takeover offer, namely the conclusion of a domination and profit and loss transfer agreement, a squeeze-out of minority shareholders holding less than 5% of the shares in a subject company or a delisting. For details, please refer to Section 9.7 of the Offer Document.

        According to Sections 9.7 of the Offer Document, the Bidder has clarified that it currently does not plan to enter into a domination and profit and loss transfer agreement. For details regarding possible negative tax implications of such domination and profit and loss transfer agreement, please refer to Section 7.8, below.

        According to Section 9.7 of the Offer Document, and in accordance with the rather generic wording in the BCA, the Bidder has made a general statement with regard to a possible squeeze-out or a delisting of AIXTRON Shares traded in Germany as well as the U.S., saying that it may consider such measure. It has not indicated whether such measure is currently planned.

7.7   Financing of the Takeover Offer

        According to Section 13.1 of the Offer Document, the Bidder has calculated the maximum consideration amount payable by the Bidder under the Takeover Offer to be EUR 691,507,770, taking into account all issued AIXTRON Shares (including the AIXTRON Shares represented by AIXTRON ADSs) and all stock options outstanding per 30 June 2016. In addition, the Bidder plans to incur transaction costs for the preparation and implementation of the Transaction (fees, consultancy fees, publication and printing costs) up to a maximum amount of EUR 1,000,000. Any other transaction costs shall be borne by FGC. Therefore, the Bidder expects the resulting maximum transaction amount to add up to EUR 692,507,770.

        According to Section 13.2 of the Offer Document, the Bidder has, prior to the publication of the Offer Document, taken all necessary steps to ensure that it has in each case at its disposal the means necessary to fully perform the Takeover Offer. Sufficient funds shall be made available to the Bidder in order to fully perform the Takeover Offer. The Bidder plans to finance the Transaction through equity and debt financing.

        On 18 July 2016, by way of a letter of undertaking FGC intends to provide CNY 1.7 billion (approximately EUR 230,350,000) to the Bidder by way of equity injection and/or shareholder's loan prior to the expiration of the Acceptance Period. According to Section 13.2.1 of the Offer Document, the Bidder has stated that the terms of a possible shareholder's loan have not yet been agreed since at the date of the Offer Document an equity injection was envisaged.

        On 19 May 2016, the Bidder received a commitment letter from Sino IC Leasing Co., Ltd., in which Sino IC Leasing Co., Ltd. expressed that it is pleased to offer to provide, subject to the terms of the commitment letter and the execution of finance documents based on the agreed term sheet (the Financing Term Sheet), a term loan facility in an amount of up to EUR 500,000,000 at an interest rate of 5% per annum plus EURIBOR for the purpose of financing the payment of the Offer Consideration. Sino IC Leasing Co., Ltd. is a financing provider belonging to the China IC Industry Investment Fund, Beijing, PRC (Sino IC Fund), which is an investment fund set up by several public and private investors to promote the development of China's integrated circuit industry.

        For details regarding the Financing Term Sheet, in particular regarding the guarantor and the provided guarantees thereunder, please refer to Section 13.2.2 of the Offer Document.

        According to Section 13.3 of the Offer Document, in order to further secure that regardless of the finalization of the financing documentation sufficient funds will be available to the Bidder to fully perform the Takeover Offer, the Bidder has arranged for the issuance of the irrevocable payment guarantees:

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  On 6 June 2016, Agricultural Bank of China Limited, Shanghai Branch, issued two irrevocable payment guarantees each in favor of the Bidder and each in an aggregate amount of up to EUR 200,000,000, for a total of EUR 400,000,000;

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  On 27 May 2016, China CITIC Bank, Shanghai Branch, issued an irrevocable payment guarantee in favor of the Bidder in an aggregate amount of up to EUR 100,000,000; and

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  On 27 May 2016, China Development Bank Corporation Xiamen Branch issued an irrevocable payment guarantee in favor of the Bidder in an aggregate amount of up to EUR 220,000,000.

7.8   Tax Consequences for AIXTRON

        The consummation of the Takeover Offer and structural measures possibly carried out by the Bidder (for details, see above, Section 7.6) following the consummation of the Takeover Offer may have a significant negative impact on AIXTRON's future tax position and may result in an increased effective tax rate. A significant portion of AIXTRON's deferred tax assets relate to U.S. net operating loss carryforwards.

        Under the U.S. tax rules, a change in ownership of more than 50% results in an annual limitation on the future utilization of the loss carryforwards for AIXTRON, Inc. The limitation is calculated by multiplying the fair market value of the shares of AIXTRON, Inc. by an IRS published long-term tax exempt interest rate and is also subject to certain requirements, such as the requirement that AIXTRON, Inc. continue its business enterprise for two years. At this time management lacks sufficient information to provide a reasonable estimate of what the limitation will be and how much of the U.S. loss carryforward may expire unutilized, although it is possible that the entire U.S. loss carryforward could be lost under certain circumstances.

        Under the German tax rules, although currently not planned, a domination and profit and loss transfer agreement resulting—subject to further conditions—in a fiscal unity (Organschaft) for German income tax purposes between the Bidder and AIXTRON would prevent further use of AIXTRON's loss carryforward as long as the domination and profit and loss transfer agreement and fiscal unity remained effective. Due to this indefinite suspension it is possible that the respective deferred tax asset would have to be written off and German income tax liabilities on future profits may be higher in absence of the possibility to offset existing tax loss carryforwards in Germany.

        In the event that the Bidder, after consummation of the Takeover Offer or at a later point in time, directly or indirectly owns 95% or more of the AIXTRON Shares, real estate transfer tax (RETT) will arise in the amount of (currently) 6.5% calculated on the special tax value of the real estate property owned by AIXTRON.

7.9   Assessment of the Objectives Pursued by the Bidder and the Consequences of a Successful Takeover for AIXTRON and the Employees, Employee Representations and Employment Conditions within AIXTRON Group

        The Management Board and the Supervisory Board view AIXTRON's technology portfolio as an attractive portfolio with a mix of established and new enabling technologies.

        Although customer demand for and acceptance of the existing products is solid, the level of revenues the company generates with these products still remains too low to enable full financing of all products in the development pipeline. In addition, AIXTRON regularly experiences market or customer driven delays in market introductions and therefore the generation of revenues from the respective leading edge technologies is delayed as well. At the same time, the research and development and upfront costs to bring these products to market have to remain on high levels. This development led to a continuous cash drain in the past and might lead to further financing requirements in the future.

        This requires regular assessments of the company situation by the Management Board and the Supervisory Board resulting in different strategic scenarios that could apply.

        One alternative to this Transaction could be to rely on a recovery of market demand for established products and to continue the investments into all future technologies. This would require the company to sustain the high levels of research and development spending and upfront costs in combination with potential further delays and changing product requirements in the commercialization process. This scenario carries a high execution risk due to limited financial resources to finance research and development after further cash drain.

        Another scenario would be to streamline the technology portfolio and the organizational structure in order to mitigate risks and reduce the cash drain. This would lead to a smaller AIXTRON with a more focused product portfolio and a smaller workforce. The lower risk of this scenario would be offset by a reduced growth potential of such smaller organization.

        Therefore and taking all stakeholders' interests into account, both, the Management Board and the Supervisory Board welcome the Transaction and the arrival of a new majority investor together with the conclusion of the BCA as formal legal basis for the combination of the Bidder and AIXTRON. In the view of the Management Board and the Supervisory Board the BCA and the objectives and intentions of the Bidder set out in the Offer Document provide framework conditions for a successful implementation of the business combination in the interest of all stakeholders.

        The Management Board and the Supervisory Board welcome the Bidder's commitment to continue the defined strategies and roadmaps of deposition technologies and emerging technologies with the identified global key customers as well as its regional expansion, especially with regard to the growing Chinese market. In line with this, the Bidder agreed to maintain and potentially expand the existing global set up with three leading technology hubs in Germany, United Kingdom and the United States, leveraging their close proximity to leading high-tech eco-systems and the core markets for AIXTRON's technology. This overall strategy is directed towards preserving AIXTRON's role as a leading technology firm.

        Further, the Bidder committed that the IP portfolio is to remain with and be solely used by AIXTRON Group. Likewise, the Bidder committed itself to the confidentiality of the underlying customer information by recognizing the need to and confirming the full support for the protection of such sensitive data by way of a ring-fencing mechanism guaranteeing the confidential treatment of customer data. The Management Board and the Supervisory Board welcome these commitments.

        At this point, the Management Board and the Supervisory Board would like to point out that they engaged their legal counsel to carry out, based on customary assumptions and limitations, customary due diligence regarding the Bidder and FGC on one hand and the debt provider, Sino IC Leasing Co., Ltd. (including its shareholder structure) on the other hand. In addition, the diligence comprised a customary review of the financing of the Transaction, both, with regard to debt financing and equity financing. As a result, the Management Board and the Supervisory Board have no reason to believe that the Bidder has not carefully considered and taken all necessary steps to ensure that it has in each case at its disposal the means necessary to fully perform the Takeover Offer, additionally endorsed by the cash confirmation issued by Deutsche Bank AG. The Management Board and the Supervisory Board deem the intention of the Bidder to not take any recourse to the cash reserves of AIXTRON and its confirmation that the debt interest will be paid by FGC and therefore not pushed down to AIXTRON positive. Further, the involvement of Sino IC Fund through its investment vehicle Sino IC Leasing Co., Ltd. implies the financial soundness of the Bidder and adds substantial credibility to this Transaction.

        The Management Board and the Supervisory Board welcome that the Bidder commits to AIXTRON's existing workforce in Germany and abroad and that it intends to further strengthen AIXTRON's employment base in line with its plans to grow AIXTRON's business. In this regard, the Bidder emphasized that the Transaction is not directed towards cost reductions or layoffs to the detriment of AIXTRON's personnel.

        AIXTRON Group's employees' employment contracts will remain unaffected by the consummation of the Takeover Offer and the employment contracts will continue to be effective with the same employer (there being no transfer of business). The provisions of the employment contracts of the employees in Germany and abroad will remain unchanged. Likewise, the employees' Stock Options will remain unaffected by the Transaction.

        With regard to the application of collective labor agreements, whether directly applicable or by contractual incorporation, no changes will be brought about by the consummation of the Takeover Offer. The works agreements concluded with the works council such as pension schemes, bonus agreements and all other works regulations will remain in effect under the applicable collective labor laws.

        Lastly, the works councils of AIXTRON have given a written statement according to which they affirmed their support of the Transaction as such and their appreciation of the objectives pursued by the Bidder.

8.     Effects on AIXTRON Shareholders

        The following information is to assist AIXTRON Shareholders in assessing the consequences of acceptance or non-acceptance of the Takeover Offer. The information set out below sets forth factors that the Management Board and the Supervisory Board believe may be relevant to such assessment, but does not purport to be a complete list of all factors that a shareholder may deem relevant. AIXTRON Shareholders must make their own judgments in evaluating the consequences of acceptance or non-acceptance of the Takeover Offer in the light of their own individual circumstances.

        For possible tax consequences for AIXTRON shareholders in Germany and abroad, please refer to Section 19 of the Offer Document. In this connection, the Management Board and the Supervisory Board reiterate that they do not, and are unable to, provide an assessment as to the tax consequences for any individual shareholder including whether, due to an acceptance or non-acceptance of the Takeover Offer, AIXTRON Shareholders may suffer tax losses (in particular with regard to capital gains tax) or lost tax gains. The Management Board and the Supervisory Board recommend that shareholders, prior to taking a decision as to whether to accept or not to accept the Takeover Offer, obtain professional tax advice as to their individual tax positions.

        In this regard, the Management Board and the Supervisory Board recommend that AIXTRON Shareholders consult their own financial, legal and tax advisers.

8.1   Effects on Shareholders Accepting the Takeover Offer

        Those AIXTRON Shareholders who accept the Takeover Offer will cease to be shareholders of AIXTRON. They should, however, take the following into account:

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  Those shareholders who accept the Takeover Offer will no longer profit from any favorable development in the Subject Company's business or any favorable price performance of the AIXTRON Shares.

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  The consummation of the Takeover Offer and the Offer Consideration are subject to the fulfillment of the conditions precedent to which the Takeover Offer is subject. There is also the possibility of a failure to fulfill the conditions precedent, which would result in the Takeover Offer not being consummated if they are not waived by the Bidder. This could have an adverse effect on the AIXTRON Share price.

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  AIXTRON Shareholders may only accept the Takeover Offer by declaring acceptance of the Takeover Offer in written form (Textform) (the Declaration of Acceptance) before the expiration of the Acceptance Period vis-à-vis the investment services enterprise maintaining the relevant shareholder's securities account (the Custodian Bank). Until transfer of the AIXTRON Shares in relation to which the Takeover Offer has been accepted within the Acceptance Period (the AIXTRON Tendered Shares) to the securities account of the Central Settlement Agent with Clearstream Banking AG, Frankfurt am Main, (Clearstream), the AIXTRON Shares specified in the Declaration of Acceptance remain with the respective securities account of the accepting AIXTRON Shareholders, but are re-booked to a different International Securities Identification Number (ISIN) at Clearstream and in the securities account of the accepting AIXTRON Shareholder and thus identified as AIXTRON Tendered Shares (ISIN DE000A2BPYT0). The Declaration of Acceptance will only become effective upon the AIXTRON Tendered Shares having been re-booked to the relevant ISIN in time. As a prerequisite, the Declaration of Acceptance must be delivered to the relevant Custodian Bank within the Acceptance Period. If a Declaration of Acceptance has been delivered to the relevant Custodian Bank within the Acceptance Period the re-booking of the AIXTRON Shares will be considered to have been performed in time if the re-booking at Clearstream has occurred no later than 18:00 hrs local time Frankfurt am Main (Germany) or 12:00 p.m. local time New York (United States), respectively, on the second Banking Day following the expiration of the Acceptance Period. Such re-bookings are to be arranged for by the Custodian Bank without undue delay after receipt of the Declaration of Acceptance. For further details regarding the Declaration of Acceptance as well as the instructions and authorizations given to the respective Custodian Bank in this connection, please refer to Section 11.1 of the Offer Document.

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  Upon transfer of title to the AIXTRON Tendered Shares or AIXTRON Subsequently Tendered Shares to the Bidder, all rights associated with these shares at the time of the settlement of the Takeover Offer (in particular the dividend entitlement) shall transfer to the Bidder.

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  The Bidder will ensure to make an application for the admission of the AIXTRON Tendered Shares to the FSE and in its segment with additional post-admission duties (Prime Standard) as of the third banking day in Frankfurt am Main following the commencement of the Acceptance Period. No stock market trading of AIXTRON Shares for which the Takeover Offer is accepted pursuant to the terms and conditions of this Offer Document during the Additional Acceptance Period (AIXTRON Subsequently Tendered Shares) is planned during the Additional Acceptance

    Period. However, if not all the Offer Conditions have been satisfied by the end of the Additional Acceptance Period, the AIXTRON Subsequently Tendered Shares (ISIN DE000A2BPSF1) will be merged into AIXTRON Tendered Shares (ISIN DE000A2BPYT0) at Clearstream on the basis of the holdings as of the fourth trading day after the end of the Additional Acceptance Period and therefore can be traded the same way as the initial AIXTRON Tendered Shares. The payment of the Offer Consideration then will be effected solely for all AIXTRON Shares in AIXTRON Tendered Shares (ISIN DE000A2BPYT0) after publication of the satisfaction of the Offer Conditions. Trading in the AIXTRON Tendered Shares on the regulated market of the FSE and Prime Standard is expected to end no later than (i) after regular stock exchange trading hours on the last trading day of the FSE within the Additional Acceptance Period or (ii) unless the FSE determines otherwise, after regular stock exchange trading hours on the day of the satisfaction of all Closing Conditions (to the extent they have not been validly waived) is published, whichever is the later date. The date as of which trading ceases will be published by the Bidder without undue delay via an electronically operated information dissemination system as described in sec. 10 (3) cl. 1 no. 2 of the German Takeover Act or in the Federal Gazette. Any person acquiring AIXTRON Tendered Shares or AIXTRON Subsequently Tendered Shares will assume all rights and obligations arising as a result of the acceptance of the Takeover Offer, including the irrevocable declarations, instructions, orders and authorizations set out in Section 11.1.3 of the Offer Document.

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  For information on AIXTRON Shareholders' rights of withdrawal in connection with the Transaction, please refer to Section 15 of the Offer Document.

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  In the event the Bidder or any Persons Acting Jointly with the Bidder within one year after the publication of the number of voting rights due to them after the expiration of the Acceptance Period (sec. 23 (1) cl. 1 no. 2 of the German Takeover Act), acquire AIXTRON Shares outside the Frankfurt or New York (NASDAQ) stock exchanges and a consideration is granted or agreed therefor which, in terms of value, is higher than the consideration offered in the Takeover Offer, then the Bidder shall be obliged to pay to those shareholders who accepted the Takeover Offer a consideration equal to the relevant difference (the Subsequent Improvement). After the first anniversary of the publication pursuant to sec. 23 (1) cl. 1 no. 2 of the German Takeover Act, however, those former AIXTRON Shareholders who accepted the Takeover Offer will no longer have a claim as to any such Subsequent Improvement if the Bidder acquires AIXTRON Shares at a higher price than that offered in the Takeover Offer.

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  Those AIXTRON Shareholders who accept the Takeover Offer will not participate in any compensation payments of any type, which may be payable by law (or due to the interpretation of the law prescribed by the consistent practice of the courts) in the event of certain structural measures that may be implemented after the consummation of the Takeover Offer (in particular the conclusion of a domination agreement, a delisting, a squeeze-out or conversion). Such compensation payments are generally to be determined in accordance with the overall value of the relevant company and are subject to review by the court in award proceedings (Spruchverfahren). Such compensation payments may be higher or lower than the consideration offered by the Bidder in the Takeover Offer.

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  For further information on legal consequences for holders of AIXTRON Shares, including AIXTRON ADSs, please refer to Section 11.1 and Section 11.2 of the Offer Document.

8.2   Effects on Shareholders Not Accepting the Takeover Offer

        AIXTRON Shareholders who do not intend to accept the Takeover Offer should consider the following:

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  AIXTRON Shares in respect of which the Takeover Offer is not accepted can continue to be traded. However, the present stock exchange prices of AIXTRON Shares are likely influenced by the fact that on 23 May 2016 the Bidder announced its intention to make this Takeover Offer at an Offer Consideration of EUR 6.00 per AIXTRON Share. It is uncertain whether, following implementation of this Takeover Offer, the stock exchange price of AIXTRON Shares will remain at its present level or will rise above or fall below it.

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  The implementation of the Takeover Offer will presumably result in a reduction of the number of AIXTRON Shares trading. It is therefore expected that supply and demand in AIXTRON Shares following implementation of the Takeover Offer will be lower than today and thus that the liquidity of the AIXTRON Shares will be reduced. A lower liquidity of the market in AIXTRON Shares could result in greater price fluctuations of AIXTRON Shares than in the past and it is possible that purchase and sell orders relating to AIXTRON Shares cannot be executed in a timely manner or at all.

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  The AIXTRON Shares are currently included in the TecDAX, the NASDAQ Composite Index and certain other stock exchange indices. The implementation of the Takeover Offer, in particular the presumed reduction of the number of the AIXTRON Shares trading, may have the consequence that AIXTRON does no longer fulfil the criteria specified by Deutsche Börse AG for the AIXTRON Shares to remain included in the TecDAX. It is possible that this will result in the exclusion of the AIXTRON Shares from the TecDAX, in which case in particular institutional investors that track the TecDAX index in their portfolio are expected to refrain from further acquisitions of the AIXTRON Shares and to sell their AIXTRON Shares. An accordingly increased supply of AIXTRON Shares paired with a lower demand for AIXTRON Shares may have a negative impact on the stock exchange price of the AIXTRON Shares.

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  Depending on the actual acceptance quota of the Takeover Offer, the Bidder may acquire the necessary voting majority to pass important structural measures at the general meeting of AIXTRON. This includes, for example, election and dismissal of Supervisory Board members elected by the shareholders, amendments to the articles of association, increases of the share capital, creation of conditional and authorized capital and, if the applicable legal majority requirements are met, the exclusion of subscription rights of shareholders in relation to capital measures, reorganizations, mergers and other measures under transformation law as well as dissolution and liquidation. According to German law, only some of the aforementioned measures would require an offer by the Bidder to the outside shareholders to acquire their shares in exchange for an appropriate compensation on the basis of a valuation of AIXTRON and none would require the Bidder to grant a guaranteed dividend. As such enterprise valuation would have to be based on the circumstances existing at the time of adoption of the relevant resolution in the general meeting of AIXTRON for the relevant measure, and the consideration to be offered may be equal to the Offer Consideration, but it could also be higher or lower. The implementation of certain of these measures could also result in the delisting of the AIXTRON Shares.

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  If the Bidder acquires sufficient AIXTRON Shares to pass any necessary shareholders' resolutions, the Bidder might consider concluding a domination and profit and loss transfer agreement with AIXTRON as the dominated company pursuant to sec. 291 et. seq. of the Stock Corporation Act. For details, in particular regarding the legal consequences for minority shareholders, please refer to Section 16 (v) of the Offer Document.

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  If, following the completion of the Takeover Offer, the Bidder directly or indirectly holds the number of AIXTRON Shares that a shareholder of a European Company (Societas Europaea) must hold in order to demand a transfer of the shares of the outside shareholders to the principal shareholder in exchange for a fair cash compensation (squeeze-out), and insofar as it is economically reasonable, the Bidder may want to consider to take the measures necessary for such a squeeze-out of the outside AIXTRON Shareholders; for details, please refer to Section 16 (vi) of the Offer Document. The implementation of a squeeze-out of the minority shareholders would result in a termination of the listing of the AIXTRON Shares on the FSE and a termination of the listing of the AIXTRON ADSs on the NASDAQ.

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  If the Bidder's shareholding of AIXTRON Shares following the Takeover Offer were to reach or exceed the threshold of 95 per cent of AIXTRON's share capital, AIXTRON Shareholders who did not accept the Takeover Offer would still be entitled to accept the Takeover Offer within a period of three months from the expiration of the Acceptance Period (sec. 39c in connection with sec. 39a of the German Takeover Act). For details, please refer to Section 16 (vi) of the Offer Document.

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  If the Bidder were to reach or exceed a shareholding of 95 per cent in AIXTRON Shares upon completion of the Takeover Offer, the Bidder would be required to publish this fact on the internet at http://www.grandchip-aixtron.com and in the German Federal Gazette (Bundesanzeiger) pursuant to sec. 23 (1) cl. 1 no. 4 of the German Takeover Act. If the Bidder did not comply with this obligation, the three-month period for the acceptance of the Takeover Offer pursuant to sec. 39c cl. 2 of the German Takeover Act would only commence upon fulfilment of the publication requirement. For details, please refer to Section 16 (vi) of the Offer Document.

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  Following the settlement of the Takeover Offer, or at any given time in the future, the Bidder may want to consider, to the extent legally permissible and provided that the relevant prerequisites are fulfilled, the benefit of a delisting of (i) the AIXTRON Shares from trading on the regulated market (Regulierter Markt) of the FSE, in the sub-sector of the regulated market of the FSE with additional obligations arising from admission (Prime Standard) and/or (ii) the AIXTRON ADSs from the NASDAQ; for details, in particular regarding the legal consequences for minority shareholders, please refer to Section 16 (viii) of the Offer Document.

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  The AIXTRON Shares are currently registered under the U.S. Exchange Act in the United States. The Bidder might contemplate terminating such registration to the extent that such termination is permissible under the applicable law. The termination of the registration under the U.S. Exchange Act would substantially reduce the information required to be furnished by AIXTRON to AIXTRON Shareholders and to the SEC under U.S. disclosure rules and would make certain provisions of the U.S. Exchange Act inapplicable to AIXTRON and the AIXTRON Shares.

  •
  AIXTRON might contemplate terminating the amended and restated deposit agreement among AIXTRON, the ADS Tender Agent, and owners and holders of ADSs, dated as of 7 February 2011 (the ADS Deposit Agreement), pursuant to which the Bank of New York Mellon (the ADS Tender Agent) maintains an ADS facility for the AIXTRON Shares. If and when the ADS Deposit Agreement is terminated, holders of AIXTRON ADSs will only have the right to receive AIXTRON Shares underlying AIXTRON ADSs upon surrender of AIXTRON ADSs and payment of applicable fees of the ADS Tender Agent and of any applicable taxes or governmental charges. At any time after the expiration of four months from the date of termination, the ADS Tender Agent may sell the remaining deposited AIXTRON Shares held under the ADS Deposit Agreement and hold the proceeds of such sale for the benefit of holders of AIXTRON ADSs that have not been surrendered. The absence of an active trading market in AIXTRON ADSs and an ADS facility would impede the transfer of the AIXTRON ADSs and reduce the liquidity and market value of both the AIXTRON ADSs and their underlying AIXTRON Shares.

9.     Interest in Securities of the Subject Company

        No transactions in AIXTRON Shares have been effected during the past 60 days from the date of this Statement by the Subject Company or by any member of the Management Board or the Supervisory Board.

        Currently, a total of 601,429 or 0.5% of all AIXTRON Shares are held by the members of the Supervisory Board. None of the members of the Management Board currently hold AIXTRON Shares. Mr. Schulte holds 52.000 tenderable in-the-money Stock Options which he intends to exercise and tender into the Takeover Offer.

        Neither members of the Management Board nor members of the Supervisory Board were granted, or given the prospect of, cash payments or other valuable benefits in connection with this Takeover Offer by the Bidder or Persons Acting Jointly with the Bidder.

10.   Intentions of the Members of the Management Board and the Supervisory Board to Accept the Takeover Offer

        None of the members of the Management Board, i.e. neither Mr. Goetzeler nor Mr. Schulte, currently hold AIXTRON Shares. Mr. Schulte holds 52.000 tenderable in-the-money Stock Options which he intends to exercise and tender into the Takeover Offer.

        The members of the Supervisory Board holding AIXTRON Shares, i.e. Mr. Schindelhauer Prof. Dr. Rüdiger von Rosen and Prof. Dr. Petra Denk, currently intend to tender all of their 601,429 AIXTRON Shares held by them into the Takeover Offer.

11.   The Solicitation or Recommendation

11.1 Recommendation of the Management Board and Supervisory Board

        In light of the foregoing, after careful consideration, including a thorough review of the Offer Document in consultation with AIXTRON's legal and financial advisers, the Management Board and the Supervisory Board do hold that the Takeover Offer is fair to and in the best interest of AIXTRON and its stakeholders, including AIXTRON Shareholders and AIXTRON Group's employees.

        Therefore, the Management Board and the Supervisory Board recommend that AIXTRON Shareholders accept the Takeover Offer and tender the shares they hold into the Takeover Offer.

        However, the Management Board and the Supervisory Board point out that each shareholder must make his or her own decision in this regard by taking into account the overall circumstances as well as his or her individual position and his or her personal assessment of the possibilities as to the future performance of the value and stock-market price of the AIXTRON Shares. Holders of AIXTRON ADSs receiving the Offer Consideration in U.S. dollars should also take into account the risk of fluctuations in the EUR/U.S. dollar exchange rate. Subject to applicable laws, the Management Board and the Supervisory Board are not responsible in the event acceptance or non-acceptance of the Takeover Offer should subsequently turn out to have adverse economic effects on any shareholder. Furthermore, the Management Board and the Supervisory Board are not providing an estimate as to whether in future, when determining compensation under the circumstances such as the conclusion of a domination agreement, delisting, squeeze-out or conversion, higher or lower amounts than the consideration offered by the Bidder for the AIXTRON Shares may be determined to which the tendering shareholders are not entitled.

11.2 Reasons for the Recommendation

        In making the recommendations set forth above, the Management Board and the Supervisory Board considered a number of factors, including, without limitation, the following:

  •
  the amount and form of the consideration offered (see Section 6) and its assessment of the recent and historical market prices of and the research analysts' target share prices for AIXTRON Shares, including the fact that the Takeover Offer will enable AIXTRON Shareholders to secure a premium over the recent and historical market prices of the AIXTRON Shares before announcement of the Takeover Offer (see Sections 6.3, 6.4 and 6.6);

  •
  the Fairness Opinion of J.P. Morgan delivered to the Management Board and the Supervisory Board on 23 May 2016, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to the holders of AIXTRON Shares in the Transaction was fair, from a financial point of view, to such holders (see Section 6.5). The full text of the written opinion of J.P. Morgan, dated 23 May 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering the opinions, is attached as Exhibit 2 to this Statement.

    Please note that J.P. Morgan provided its Fairness Opinion for the information and assistance of the Management Board and the Supervisory Board in connection with its consideration of the Takeover Offer, and this opinion does not constitute a recommendation as to whether or not any AIXTRON Shareholders should tender such AIXTRON Shares in connection with the Takeover Offer. The Management Board and the Supervisory Board were aware that the opinion is not and should not be considered to be a valuation opinion (Wertgutachten) as typically rendered by qualified auditors based on the requirements of German corporate law, and that an expression of fairness from a financial point of view differs in a number of important respects from a valuation performed by such an auditor and from accounting valuations generally. Furthermore, J.P. Morgan has not expressed any view as to whether the terms of the Takeover Offer comply with the requirements of the German Takeover Act. The Management Board and the Supervisory Board were also aware that AIXTRON has agreed to pay J.P. Morgan the Transaction Fees upon expiration of the Acceptance Period and any Subsequent Acceptance Period and consummation of the Transaction (a copy of the Fairness Opinion of J.P. Morgan which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion is attached hereto as Exhibit 2). HOLDERS OF AIXTRON SHARES ARE URGED TO READ THE OPINION OF J.P. MORGAN CAREFULLY AND IN ITS ENTIRETY);

  •
  the objectives pursued by the Bidder and their likely effects on AIXTRON as well as its assessment (see Section 7);

  •
  the effects on employees and their representative bodies (see Section 7.4 and 7.9);

  •
  the fact that the Takeover Offer is made subject to various conditions, especially a minimum acceptance condition of 60% of the AIXTRON Shares, approval or clearance, as applicable, from regulatory authorities in Germany, the United States, and PRC as well as the absence of certain material adverse changes in the closing quotations of TecDAX and DAX. The Management Board and the Supervisory Board have considered the various conditions and the risk that one or more of such conditions may not be satisfied and concluded that such conditions do appropriately address and balance valid interests of the Bidder and AIXTRON, do not endanger unreasonably the consummation of the Takeover Offer and do not constrain the management of the AIXTRON during the Acceptance Period;

  •
  the absence of other offers; and

  •
  the fact that AIXTRON has no obligation to pay, but a right to receive a break fee, among other things, in the event the Bidder does not consummate the Takeover Offer or is unable to finance the Transaction or regulatory approvals have not been obtained by 31 December 2016.

        Exhibit 1—List of AIXTRON subsidiaries

        Exhibit 2—Fairness Opinion by J.P. Morgan dated 23 May 2016

        Exhibit 3—Written Statement by the AIXTRON Works Councils dated 4 August 2016

 Exhibit 1

List of AIXTRON subsidiaries

  •
  AIXTRON, Inc., Sunnyvale, California (U.S.)

  •
  AIXTRON Ltd., Cambridge (UK)

  •
  AIXTRON AB, Lund (Sweden) - in liquidation

  •
  AIXTRON Korea Co. Ltd., Seoul (South Korea)

  •
  AIXTRON KK, Tokyo (Japan)

  •
  AIXTRON China Ltd., Shanghai (PRC)

  •
  AIXTRON Taiwan Co. Ltd., Hsinchu (Taiwan)

1

 Exhibit 2

Fairness Opinion by J.P. Morgan dated 23 May 2016

1

May 23, 2016

The Executive Board and the Supervisory Board
AIXTRON SE
Dornkaulstr. 2
52134 Herzogenrath
Germany

Members of the Executive Board and the Supervisory Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the registered shares with no par value, including such shares listed in the form of American Depository Shares (the "Company Shares"), in the share capital of AIXTRON SE (the "Company") of the consideration to be paid to such holders in the contemplated voluntary public takeover offer (the "Transaction") by Grand Chip Investment GmbH (the "Acquiror"), a wholly-owned subsidiary of Fujian Grand Chip Investment Fund LP, which is 51% owned by Mr. Zhendong Liu and 49% owned by Xiamen Bohao Investment Co. (together with Mr. Zhendong Liu, Fujian Grand Chip Investment Fund LP and the Acquiror, the "Acquiror Group"). The Transaction will be governed by the Business Combination Agreement dated May 23, 2016 (the "Agreement") among the Company, AIXTRON China Ltd., the Acquiror, Mr. Zhendong Liu and Fujian Grand Chip Investment Fund LP.

        Pursuant to the Transaction, each holder of Company Shares tendering Company Shares in the Transaction will have the right to receive a consideration per share of EUR 6.00 in cash (the "Consideration").

        Please be advised that while certain provisions of the Transaction are summarised above, the terms of the Transaction are more fully described in the Agreement. As a result, the description of the Transaction and certain other information contained herein is qualified in its entirety by reference to the more detailed information appearing or incorporated by reference in the Agreement.

        In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company, the industries in which it operates and certain other companies engaged in businesses comparable to it; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Shares and certain publicly traded securities of such other companies; (v) reviewed certain internal, unaudited financial analyses, projections, assumptions and forecasts prepared by the management of the Company relating to its business for the period ended 2025; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Acquiror or the Company under any laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses, projections, assumptions and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Company as to the expected future results of operations and financial condition of the company or business to which such analyses, projections, assumptions and forecasts relate. We express no view as to such analyses, projections or forecasts or the assumptions on which they were based and the Company has confirmed that we may rely upon such analyses, projections, assumptions and forecasts in the delivery of this opinion. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror Group in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory, accounting or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction. In giving our opinion, we have relied on the Company's commercial assessments of the Transaction. The decision as to whether or not the Company enters into a Transaction (and the terms on which it does so) is one that can only be taken by the Company.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

        Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Shares in the proposed Transaction, and we express no opinion as to the fairness of the Transaction to, or any consideration paid in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Shares in the Transaction or with respect to the fairness of any such compensation. As a result, other factors after the date hereof may affect the value of the Company (and its business, assets or properties) after consummation of the Transaction, including but not limited to (i) the total or partial disposition of the share capital of the Company by shareholders of the Company within a short period of time after the effective date of the Transaction, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company, (v) any necessary actions by or restrictions of governmental agencies or regulatory authorities, and (vi) timely execution of all necessary agreements to complete the Transaction on terms and conditions that are acceptable to all parties at interest. No opinion is expressed as to whether any alternative transaction might be more beneficial to the Company.

        We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other significant financial advisory or other significant commercial or investment banking relationships with the Company or the Acquiror Group. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror Group for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Shares in the proposed Transaction is fair, from a financial point of view, to such holders.

        This letter is provided to the Executive Board and the Supervisory Board of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter or whether such shareholder should tender its shares with respect to the Transaction. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN LIMITED

 Exhibit 3

Written Statement by the AIXTRON Works Councils dated 4 August 2016

To

AIXTRON SE

August 4th, 2016

Common Written Statement of the SE Works Council and Works Council of AIXTRON SE on the Takeover Offer by Grand Chip Investment GmbH dated 29 July 2016

        The SE works council as well as the works council of AIXTRON SE (collectively the Works Council or we) have decided to make use of their right pursuant to Sec. 27 (2) of the German Takeover Act (Wertpapierervzerbs-und Übernahmegesetz, V/pUG) to make a written statement on the takeover offer by Grand Chip Investment GmbH dated 29 July 2016.

        On 29 July 2016, Grand Chip Investment GmbH, c/o Paul Hastings (Europe) LLP, Siesmayerstraße 21, 60323 Frankfurt am Main (the Bidder) published a takeover offer for the acquisition of up to 100% of the shares in AIXTRON SE (AIXTRON) pursuant to Sec. 29 et seq. of the German Takeover Act (the Takeover Offer).

        The Works Council welcomes and supports the proposed arrival of the Bidder as future majority investor in AIXTRON as laid out in the Business Combination Agreement dated 23 May 2016 (the Business Combination Agreement).

        The interest and appreciation expressed therewith acknowledge the wide product portfolio and the innovative, highly experienced workforce of AIXTRON.

        The Works Council has noticed and welcomes that the Bidder heavily relies on the competence and commitment of AIXTRON's existing workforce in all locations and that it intends to further strengthen AIXTRON's employment base in line with its plans to grow AIXTRON's business. We further welcome the Bidder's statement as to the Takeover Offer being a unique opportunity for the growth and expansion of AIXTRON's workforce.

        The Works Council is convinced that in today's challenging market environment the arrival of a new financially sound investor helps maintain the existing local setups of AIXTRON and secure jobs in all existing locations. We share the expectation that accelerated growth in the Chinese market, which is expected through the arrival of the Bidder, will benefit all existing technology hubs and production sites.

        Although, in principal, the Bidder is not legally bound to realize the investment objectives and economical goals laid out in the Business Combination Agreement, we trust the Bidder's statement that the transaction is not directed towards cost reductions or layoffs to the detriment of AIXTRON's personnel.

        We are confident that through the aimed further growth existing jobs can be secured. Further, just like the Bidder, we see potential to create new jobs.

        The Business Combination Agreement contains mere statements of intent with regard to subjects such as employment protection and long-term securing of existing locations and no legally binding declarations as seen and not uncommon in similar friendly takeovers.

        AIXTRON's employees' employment contracts as well as existing shop agreements will remain unaffected by the consummation of the Takeover Offer.

        The future success of AIXTRON specifically depends on the commitment and creativity of its workforce.

        We expect the proposed takeover by the Bidder to have a positive impact on the employment protection, the formulation of labor conditions and the long-term development of the company.

        In our view, the proposed takeover of AIXTRON by the Bidder is in the interest of the employees, their families and also the global regions in which AIXTRON operates affiliate companies.

/s/ THOMAS VOCKENBERG Thomas Vockenberg -Chairman, SE Works Council-	/s/ INGO BARDENBERG Ingo Bardenberg -Chairman, Works Council-